Exhibit 2.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”

Sale and Purchase Agreement – Wards Well Stanmore SMC Pty Ltd ACN 009 713 875 Peabody (Bowen) Pty Ltd ACN 010 879 526

Level 22 Waterfront Place 1 Eagle Street Brisbane Qld 4000 Australia DX 102 Brisbane T +61 7 3119 6000 F +61 7 3119 1000 minterellison.com
ME_212374515_11

Sale and Purchase Agreement
Wards Well

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Details

Date
Parties

Name	Stanmore SMC Pty Ltd
ACN	009 713 875
Short form name	Vendor
Notice details	Attn: Mr Rees Fleming Email rees.fleming@stanmore.net.au Copy legal@stanmore.net.au

Name	Peabody (Bowen) Pty Ltd
ACN	010 879 526
Short form name	Purchaser
Notice details	Level 14, 31 Duncan Street, Fortitude Valley, Queensland 4006 Email: au_legal@peabodyenergy.com Attention: Directors

Background
AThe Vendor is the registered holder and beneficial owner of the Mining Tenements and ML 70443 which contain the Wards Well Area.
BThe Purchaser is the registered holder and beneficial owner of the NG ML.
CThe parties have agreed that the Vendor will sell and the Purchaser will purchase the Assets on the terms and conditions of this agreement.

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Agreed terms
1.Defined terms & interpretation
1.1Defined terms
In this agreement:
Accruals has the meaning given in clause 8.1(a).
Agistment Agreements means:
(a)the Denham Park Agricultural Licence with BJ & JM Pini Pty Ltd ABN 70 118 958 375 in relation to Lot 11 on SP262530 and Lot 23 on SP262530 dated 20 January 2022; and
(b)the Dabin Agistment Licence with David William Wright and Samuel Bryant Wright in relation to Lot 2 on SP214117 dated 27 July 2023.
Apportionable Outgoings means all statutory rents, local government rates and periodic compensation payable under any compensation agreements between the Vendor and landholders (but excluding any compensation amounts payable between Related Bodies Corporate, or which are not on arms-length terms) attributable to the Mining Tenements.
Approval includes any approval, licence, consent, permit, authority or exemption from, by or with a Governmental Authority.
Assets means the rights, title and interests of the Vendor in:
(a)the Mining Tenements;
(b)the Approvals held by the Vendor or any of its Related Body Corporates relating to the Wards Well Area, including any Approvals related to the Mining Tenements (including the Environmental Authority);
(c)the Records; and
(d)subject to clause 10.2, the Contracts.
but does not include the Excluded Assets.
Associate has the meaning given in section 11 of the Corporations Act.
AUD Cash Payment has the meaning given in clause 4.1(a).
Boundary Realignment means each of:
(e)the southward movement of the boundary of ML 4752 where it adjoins the boundary of ML 1790, pursuant to section 295 of the Mining Act, such that Subject Area A is excised from the area of ML 1790 and increases the area of ML 4752; and
(f)the northward movement of the boundary of ML 70495 where it adjoins the boundary of ML 70443, pursuant to section 295 of the Mining Act, such that Subject Area B is excised from the area of ML 70443 and increases the area of ML 70495.
Boundary Realignment Date means the date the Boundary Realignment occurs.
Business Day means a day which is not a Saturday, Sunday or a public holiday in Brisbane.
Calculation Time means the close of business on the last Business Day before the Completion Date, or any other time and date that the Vendor and the Purchaser agree in writing.
Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained,

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immediate, future or contingent, whether based in contract, tort or statute and whether involving a party to this agreement or any other person.
Compensation Agreement means each compensation agreement to be entered into by the parties in respect of a parcel of Underlying Land on the basis set out in clause 5.5.
Completion means the completion of the sale and purchase of the Assets as contemplated by this agreement.
Completion Date means the date on which Completion occurs.
Condition is defined in clause 2.1(a).
Confidential Information means:
(a)the existence and terms of this agreement and the transaction contemplated by this agreement;
(b)all information of or used by a party relating to its transactions, operations and affairs;
(c)all other information treated by a party as confidential;
(d)all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (b) or (c) of this definition; and
(e)all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (b), (c) or (d) of this definition, that is not public knowledge (otherwise than as a result of a breach of a confidentiality obligation of a party).
Consideration has the meaning given in clause 4.1.
Consequential Loss means, in respect of a breach of this agreement (including a breach of warranty) or event, fact, matter or circumstance giving rise to a Claim:
(a)any Liabilities suffered by a party that cannot reasonably be considered to arise naturally from that breach or event, fact, matter or circumstance;
(b)any and all consequential, special, indirect, exemplary or punitive Liabilities in relation to that breach or event, fact, matter or circumstance, even if such loss could reasonably be considered to arise naturally from that breach or event, fact, matter or circumstance; and
(c)any and all loss of profit, loss of revenue, loss of goodwill, loss of opportunity and loss of savings, even if such loss could reasonably be considered to arise naturally from that breach or event, fact, matter or circumstance, whether arising in contract, tort (including negligence), equity or under statute.
Contamination means that land or water is affected by:
(d)a substance, discharge, emission, deposit, gas, liquid, chemical, mineral or other physical or biological matter of any kind, odour, heat, sound, vibration or radiation or that brings about a change in the condition of the Environment or is at a concentration which is above the concentration normally present in that land or water in the vicinity and presents a risk of harm to human health or the Environment or does not satisfy the contamination criteria or standards published or adopted by the Queensland Department of Environment and Science from time to time; or
(e)a material or compound controlled, prohibited or regulated from time to time by any Environmental Law.
Contracts means the agreements set out in Schedule 6.

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Corporations Act means the Corporations Act 2001 (Cth).
De-amalgamation has the meaning given in clause 5.3(a).
Department means the Queensland Department of Resources.
Duties Act means the Duties Act 2001 (Qld).
Encumbrance means any mortgage, charge, pledge, lien, encumbrance, restriction against transfer and Security Interest, but excludes any Encumbrance created or arising under the Transaction Documents or at law.
Environment means components of the earth, including:
(a)land, air and water;
(b)any layer of the atmosphere;
(c)any organic or inorganic matter;
(d)any living organism;
(e)any human made or modified structures or areas; and
(f)interacting natural ecosystems that include components referred to in any of paragraphs (a) to (e) inclusive.
Environmental Authority means environmental authority ‘EPPR00668513’ issued under the EP Act.
Environmental Law means a law, regulating or otherwise relating to the Environment including Contamination, land use, planning, pollution of the atmosphere, water or land waste, the storage and handling of chemicals, protected flora and fauna, hazardous substances, or any other aspect of protection of the Environment or associated administration, notices, investigations or prosecutions and includes the EP Act.
EP Act means the Environmental Protection Act 1994 (Qld).
Excluded Assets means the Underlying Land.
FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).
Financial Provisioning means any:
(a)security bond or other bond;
(b)contribution;
(c)guarantee;
(d)financial assurance;
(e)surety; or
(f)other security,
required to be provided, issued or paid, including to the State of Queensland and/or the Scheme Manager in respect of the Mining Tenements or the Environmental Authority (subject to clause 6(c)) under the Mining Act, Financial Provisioning Act or EP Act.
Financial Provisioning Act means the Mineral and Energy Resources (Financial Provisioning) Act 2018 (Qld).
Financial Provisioning Beneficiary means the relevant Governmental Authority (including any Scheme Manager) to which the Financial Provisioning Act applies.

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Gas Rights Agreement means a detailed, definitive and legally binding agreement between the parties embodying the principles set out in Schedule 4.
GLAS Mortgages means each of the mortgages granted against the Mining Tenements in favour of Global Loan Agency Services Australia Nominees Pty Limited (ACN 608 945 008) in its capacity as ‘security trustee’ and registered with dealing number 378004.
Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including any town planning or development authority, public utility, environmental, building, health, safety or other body or authority) having jurisdiction, authority or power in Australia (whether federal, state or local) or any other part of the world.
GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
Independent Accountant means the chartered accountant or firm of chartered accountants appointed under clause 8.4.
Infrastructure Access Agreement means a detailed, definitive and legally binding agreement between the parties embodying the principles set out in Schedule 5.
Lancewood Area means the area of Subject Area A and ML 70443 (other than Subject Area B).
Liabilities includes all liabilities, losses, damages, costs and expenses, in each case, of whatever description and however arising, whether present or future, fixed or unascertained or actual, contingent or prospective.
MERCP Act means the Mineral and Energy Resources (Common Provisions) Act 2014 (Qld)
Mining Act means the Mineral Resources Act 1989 (Qld).
Mining Information means all geological, drill core, metallurgical, pre-feasibility study and project development data and analyses, maps, samples and technical reports to the extent relating to the Wards Well Area and owned by the Vendor.
Mining Tenements means ML 1790 and ML 70495 as collectively depicted by the pink shaded and cross hatched area and described as ‘Collective Peabody Area’ in the diagram included in section 1 of Schedule 1.
Minister means the Minister from time to time responsible for the administration of:
(a)the Resources Acts; or
(b)the EP Act,
as the context requires.
ML 1790 means ML 1790 granted under the Mining Act.
ML 4752 means ML 4752 granted under the Mining Act.
ML 70443 means ML 70443 granted under the Mining Act.
ML 70495 means ML 70495 granted under the Mining Act.
ML Condition Variation Application means the application lodged by the Vendor under the Mining Act prior to the date of this agreement to vary condition 1 of ML 1790 to defer the milestone date for the completion of the 3D seismic work described in condition 1 from 30 June 2023 to 31 December 2025.
NG ML means ML 6949 issued under the Mining Act.
Nominated Bank Account means the bank account for the relevant currency with the following details:

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Currency	AUD	USD
Bank account name	Stanmore SMC Pty Ltd – Corporate Cheque Account	Stanmore SMC Pty Ltd – USD Foreign Currency Account
Bank name	National Australia Bank	National Australia Bank
Business Identifier Code (BIC) / SWIFT	NATAAU3304B	NATAAU3303M
Bank account number	BSB: 084004 Number: 407790403	BSB: 083001 Number: SMRMCUSD01
Bank address	G1 90-112 Queen Street Mall, Brisbane QLD 4000	G1 90-112 Queen Street Mall, Brisbane QLD 4000
Notice has the meaning given to that term in clause 17.1.
Outgoings Dispute Notice has the meaning given in clause 8.2(c).
Permitted Activities means:
(a)carrying out exploration activities, including drilling;
(b)carrying out studies and environmental surveys;
(c)any activities required to comply with any condition of the Mining Tenements (other than to commence mining activities); and
(d)activities ancillary or incidental to the above.
Prepayments has the meaning given in clause 8.1(b).
Purchaser Financial Provisioning means any Financial Provisioning from the Purchaser in favour of the Financial Provisioning Beneficiary on terms (including as to amounts) acceptable to the Financial Provisioning Beneficiary to allow the release or repayment of the Vendor Financial Provisioning in connection with the De-amalgamation.
Records means (to the extent in the possession or control of the Vendor) original and copy records, documents, files, reports and plans, including the original tenement instrument (if held by the Vendor) and all Mining Information, in each case to the extent relating to the Mining Tenements and the Wards Well Area, belonging to the Vendor and created before the Completion Date.
Related Body Corporate means, in relation to a body corporate, a body corporate which is related to it within the meaning of section 50 of the Corporations Act.
Representatives means, in relation to a person or entity, its directors and other officers, employees, contractors, agents, advisors and financiers.
Resources Acts means the Mining Act and the MERCP Act.
Royalty Deed means the document contained in Schedule 2.
Royalty Security means the document contained in Schedule 3.
Safety Management Legislation means all laws relating to workplace health and safety, or general safety applying to the Mining Tenements and the operations carried out on it, including where relevant the Coal Mining Safety and Health Act 1999 (Qld).
Scheduled Completion Date means 5 Business Days after the date on which the last Condition is either satisfied or waived under clause 2.2.
Scheme Manager has the meaning given under the Financial Provisioning Act.

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Security Interest has the meaning given in the Personal Property Securities Act 2009 (Cth).
Set-off Amount means AUD 15,000,000.
Set-off Notice has the meaning given in clause 7.2(d).
Statement of Apportionable Outgoings has the meaning given in clause 8.1.
Subject Area A means that area of ML 1790 which enlarges ML 4752 following the Boundary Realignment, as labelled 'Area A' on the plan in section 2 of Schedule 1 and defined in the approval subject to the variation if approved.
Subject Area B means that area of ML 70443 which enlarges ML 70495 following the Boundary Realignment, as labelled as 'Area B' on the plan in section 2 of Schedule 1 and defined in the approval subject to the variation if approved.
Sunset Date means the date that is 12 months from the date of this agreement or such other date agreed by the parties.
TAA means the Taxation Administration Act 1953 (Cth).
Tax means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition.
Tax Law means the Income Tax Assessment Act 1997 (Cth) or the Income Tax Assessment Act 1936 (Cth), as the case may be.
Tenement Transfers means:
(a)each instrument of transfer or assignment, in the form specified by the relevant Governmental Authority; and
(b)to the extent that they are issued and in the possession or control of the Vendor, documents of title to transfer, in each case:
(c)as required to effect the transfer of the Mining Tenements to the Purchaser; and
(d)in a prescribed form which is duly completed and approved by the Vendor (such approval not to be unreasonably withheld or delayed).
Third Party means a person that is not a party or an Associate of a party.
Transaction Documents means:
(e)this agreement;
(f)the Royalty Deed;
(g)the Royalty Security;
(h)the Gas Rights Agreement;
(i)the Infrastructure Access Agreement; and
(j)the Compensation Agreements.
Treasurer means the treasurer referred to in the FATA.
Underlying Land means:
(k)Lot 2 on SP214117; and
(l)Lot 11 on SP262530.

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USD Cash Payment has the meaning given in clause 4.1(a).
Vendor Financial Provisioning means the Financial Provisioning provided by or on behalf of the Vendor to the Financial Provision Beneficiary.
Vendor Warranties means each of the warranties given by the Vendor under clause 12.1 and 12.2.
Wards Well Area means, as at the date of this agreement:
(m)the area of ML 1790 (other than 'Area A' depicted on the plan in section 2 of Schedule 1);
(n)the part of ML 70443 which is depicted as 'Area B' on the plan in section 2 of Schedule 1; and
(o)the entire area of ML 70495.
Wards Well Environmental Obligations means the legal obligations of the Vendor in relation to the abandonment, reclamation, remediation, rehabilitation, restoration or contamination of the Wards Well Area that have arisen and remain unsatisfied prior to Completion.
Wilful Misconduct means any act or default by a party under this agreement that is known or ought reasonably to be known by that party at the time of the act or default, to be wrong in the circumstances, but intentionally persisted with by that party or persisted with in reckless indifference as to the likely consequences of the act or default.
1.2Interpretation
In this agreement, except where the context otherwise requires:
(a)the singular includes the plural and vice versa, and a gender includes other genders;
(b)another grammatical form of a defined word or expression has a corresponding meaning;
(c)a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;
(d)a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;
(e)unless expressly stated otherwise, a reference to $, US$, $US or dollars is to the currency of the United States of America and a reference to AUD is to Australian dollars;
(f)a reference to time is to Brisbane, Queensland time;
(g)a reference to a party is to a party to this agreement, and a reference to a party to a document (including this agreement) includes the party’s executors, administrators, successors and permitted assigns and substitutes;
(h)a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;
(i)a reference to a body (including an institute, association or authority), whether statutory or not, which ceases to exist or whose powers or functions are transferred to another body, includes a reference to the body which replaces it or which substantially succeeds to its powers or functions;
(j)a reference to an act, statute, ordinance, code or other Law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them;
(k)the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions; and

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(l)a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparing of this agreement or any part of it.
1.3Headings
Headings are for ease of reference only and do not affect interpretation.
1.4Time
(a)If a period of time is to be calculated by reference to a date or the date of an event, the relevant period must be calculated exclusive of that date or the date of that event.
(b)If an obligation or notice is due on a specified day which is not a Business Day, the due date for the relevant obligation or notice will fall instead on the next Business Day.
2.Conditions
2.1Conditions
(a)The sale of the Assets and Completion is conditional on (and clauses 3, 4, 5.6, 7, 8 and 9 do not becoming binding on the parties and are of no force and effect unless and until each of the following conditions (Condition) is satisfied or waived in accordance with clause 2.2):

Conditions	Responsible Party	Party entitled to benefit

(FIRB)
The Treasurer (or their delegate):
(a)    provides written notice that there are no objections under the FATA to the acquisition by the Purchaser contemplated by this agreement, and that notice is either on an unconditional basis or subject only to conditions acceptable to the Purchaser (acting reasonably); or
(b)    becomes precluded by passage of time from making any order or decision under Division 2 of Part 3 of the FATA in respect of the acquisition by the Purchaser contemplated by this agreement, whichever is first.
	Purchaser	Purchaser

(Boundary Realignment approval) Approval for the Boundary Realignment under section 295(3) of the Mineral Resources Act on an unconditional basis, or if any conditions are imposed, on conditions which are acceptable to the Vendor and the Purchaser (each acting reasonably).
	Vendor	Purchaser and Vendor

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(Ministerial indicative approval) The Minister or relevant Governmental Authority providing and the Vendor receiving indicative approval to transfer ML 1790 and ML 70495 following the Boundary Realignment under section 23 of the MERCP Act, and such indicative approval is either not subject to any conditions or, if it imposes any conditions, those conditions must be acceptable to the Vendor and the Purchaser (each acting reasonably), and such indicative approval remaining valid for no less than thirty five (35 days) after satisfaction of all other Conditions.
	Purchaser and Vendor	Purchaser and Vendor
(ML Condition Variation Application) The Purchaser (acting reasonably) being satisfied with the outcome of the Vendor's ML Condition Variation Application.	Vendor	Purchaser

(Regulatory approvals - merger control)
If the Purchaser has reasonably determined it must hold any required, mandatory, suspensory merger control approvals from a Governmental Authority without conditions or on conditions reasonably acceptable to the Purchaser or expiry of applicable waiting periods or express decision applicable to the relevant Governmental Authority).
	Purchaser	Purchaser

(Outstanding agreements)
The parties having agreed the 'agreed form' of the Gas Rights Agreement and the Infrastructure Access Agreement to be executed at Completion (and acknowledged this in writing to each other).
	Purchaser and Vendor	Purchaser and Vendor

(Financier Consent)
The Vendor has obtained all required consents (including satisfying any conditions applicable to such consents) from or on behalf of its financiers in relation to the sale and purchase of the Mining Tenements and any related transactions under this agreement on terms and conditions which are acceptable to the Vendor (acting reasonably).
	Vendor	Purchaser and Vendor

2.2Waiver of Conditions
A Condition may only be waived by:
(a)notice in writing by a party entitled to the benefit of that Condition (as specified in relation to each Condition in the third column of the table in clause 2.1); or

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(b)if a Condition is for the benefit of more than one party, written agreement between the Vendor and the Purchaser, and will be effective only to the extent specifically set out in that waiver.
2.3Conduct of the parties
(a)A party specified in the second column of the table in clause 2.1 (Responsible Party) must use all reasonable endeavours within its own capacity to procure the fulfilment of each Condition as expeditiously as possible and in any event on or before 5.00pm on the Sunset Date.
(b)Each party must provide all reasonable assistance within its own capacity that the Responsible Party reasonably requests in relation to satisfying the Conditions.
(c)Without limiting the generality of clause 2.3(a), for the purposes of the Condition in item 6 of the table set out in clause 2.1(a), the parties must negotiate and each use reasonable endeavours acting in good faith to agree the Gas Rights Agreement in accordance with the principles set out in Schedule 4 and the Infrastructure Access Agreement in accordance with the principles set out in Schedule 5 as soon as practicable after the date of this agreement. Once the final forms are agreed and subject to Completion occurring, the parties will exchange duly executed counterparts of the Gas Rights Agreement and the Infrastructure Access Agreement at Completion in accordance with clause 7.
(d)For the purposes of clause 2.3(c), the parties will each dedicate appropriate personnel and resources in an effort to reach agreement on the Gas Rights Agreement and the Infrastructure Access Agreement by 30 January 2024, provided that if the Gas Rights Agreement and the Infrastructure Access Agreement have not been agreed by that date, the parties' rights and obligations under this agreement (including under clause 2.3(c)) will continue in accordance with the terms of this agreement.
(e)For the purposes of the Condition in item 3 of the table set out in clause 2.1(a), the parties acknowledge and agree the intent to apply for indicative approval under the MERCP Act once the Boundary Realignment Date has occurred.
(f)The Vendor and Purchaser must keep each other informed about the progress of the satisfaction of the Conditions, including by:
(i)providing details of any material communications with a Third Party relevant to the satisfaction of the Conditions;
(ii)promptly notifying the other party of the satisfaction of or failure to satisfy a Condition or of any event that will prevent a Condition being satisfied; and
(iii)giving notice to the other party as soon as reasonably practicable as to whether or not it waives any breach or non-fulfilment of any Condition (to the extent that a Condition can be waived).
2.4Failure of condition
(a)If a party has complied with its obligations under clause 2.3, it may terminate this agreement by giving noticing in writing to the other if any Condition has not been satisfied or waived by 5.00pm on the Sunset Date.
(b)On termination of this agreement under this clause 2.4(a) or clause 7.5, then:
(i)if any Transaction Document does not automatically terminate in accordance with its terms on termination of this agreement, the parties will procure that each other Transaction Document that has been executed is terminated;

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(ii)each party is released from its obligations to further perform its obligations under this agreement, except those expressed to survive termination; and
(iii)each party retains the rights it has accrued against the other in respect of any breach of this agreement occurring before termination.
3.Sale and purchase
3.1Sale and purchase
The Vendor, as legal and beneficial owner, agrees to sell to the Purchaser, and the Purchaser agrees to buy from the Vendor, the Assets, free from Encumbrances for the Consideration, on the terms and conditions of this agreement.
3.2Title and risk
As between the Vendor and the Purchaser, all rights, title and interest in relation to an Asset:
(a)remains solely with the Vendor until the Completion Date; and
(b)passes to the Purchaser with the effect on and from the Completion Date.
4.Consideration
4.1Amount
The consideration payable by the Purchaser to the Vendor for the Assets is:
(a)US$125,000,000 (USD Cash Payment); plus
(b)AUD 14,568,750 (AUD Cash Payment); plus
(c)the Set-off Amount; plus
(d)the grant of the royalty pursuant to the Royalty Deed,
(together, the Consideration).
4.2Cleared funds
All cash payments made under this agreement to the Vendor must be paid in cleared funds by electronic transfer to the Nominated Bank Account or other accounts nominated by the Vendor.
4.3Set-off Amount
The parties acknowledge and agree that the Set-off Amount:
(a)is not a cash amount payable by the Purchaser to the Vendor at Completion or at any other time; and
(b)must be applied by the Purchaser as a set-off against amounts due and payable by the Vendor (or any of its Related Bodies Corporate) at or within 12 months of the Completion Date and in accordance with a Set-off Notice given at Completion.
5.Obligations before completion
5.1Conduct prior to Completion
(a)From the date of this agreement until Completion, the Vendor must:

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(i)administer the Mining Tenements and ML 70443 with due regard to the interests of the Purchaser under this agreement and, in particular, conduct its affairs in relation to the Mining Tenements and ML 70443 in a businesslike and usual manner;
(ii)not dispose, or agree to dispose of, or Encumber, any of the Assets, the Mining Tenements or ML 70443 or any interest in any of the Assets, the Mining Tenements or ML 70443;
(iii)do all that is required of it and within its power to ensure that the Mining Tenements and ML 70443 remain in good standing, and not subject to cancellation, termination or forfeiture; and
(iv)other than as required by law, not undertake any mining, exploration or other activities in the Wards Well Area.
(b)Nothing in clause 5.1(a) prevents the Vendor from taking any action to the extent it is:
(i)contemplated, authorised or required by the Transaction Documents;
(ii)required by law or any Governmental Authority; or
(iii)agreed to in writing by the Purchaser and the Vendor.
(c)From the date of this agreement until Completion, the Purchaser must:
(i)do all that is required of it and within its power to ensure that the NG ML remains in good standing, and not subject to cancellation, termination or forfeiture; and
(ii)without limiting clause 19.3, not sell, assign or transfer all or any part of its interest in the NG ML other than if the sale, assignment or transfer is effected in conjunction with the assignment of a commensurate share of its rights and obligations under this agreement.
(d)From the date of this agreement until Completion, the Vendor must:
(i)do all that is required of it and within its power to ensure that ML 4752 remains in good standing, not subject to cancellation, termination or forfeiture; and
(ii)without limiting clause 19.3, not sell, assign or transfer all or any part of its interest in the ML 4752 other than if the sale, assignment or transfer is effected in conjunction with the assignment of a commensurate share of its rights and obligations under this agreement.
5.2Contractual licence to access Underlying Lands
(a)From the date of this agreement until the earlier of termination under clause 2.4(a) and Completion, the Vendor grants a contractual right to the Purchaser and its Representatives to access the Mining Tenements on an ‘as is where is’ basis subject to the following:
(i)the licence is royalty free, non-transferable and limited to the Permitted Activities, which the Purchaser and its Representatives may carry out under the authority of the Vendor's existing Approvals and Contracts (where applicable);
(ii)the Purchaser must give at least seven days’ prior notice to the Vendor before entering any part of the Wards Well Area to conduct Permitted Activities, including:
(A)the names and contact details of the Purchaser Representatives nominated to be the authorised representative of the Purchaser in respect of the Permitted Activities; and
(B)the nature, location, timing and duration of the Permitted Activities

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(iii)the Purchaser must, and must ensure that its Representatives:
(A)carry out all activities on the Wards Well Area:
(I)in accordance with all relevant Commonwealth, State and local government laws, including the Resources Acts, Environmental Laws and all lawful directions of Governmental Authorities;
(II)in a proper and workmanlike manner;
(III)with due regard to the interests of the Vendor under this agreement and in a manner which does not diminish the good standing of the Mining Tenements; and
(IV)otherwise in a manner that minimises hazards to humans, stock and property (as applicable);
(B)refrain from, and take all precautions against, the transportation of noxious weeds and seeds on to the Wards Well Area; and
(C)when in the Wards Well Area, comply with all Safety Management Legislation, directions (including of the site senior executive), safety systems, policies and procedures of the Vendor and Approvals held by the Vendor in respect of the Mining Tenements, ML 70443 and the Underlying Lands;
(iv)if this agreement is terminated before Completion, the Purchaser must, unless otherwise agreed, repair, restore and rehabilitate any disturbance or damage caused by the exercise of the rights granted under this clause 5.2 as required and to the extent required by the Mining Act or any statute or regulation or the terms of the Mining Tenements and ML 70443 (and the Purchaser’s access rights and associated obligations under this clause 5.2 will continue for so long as is necessary for the Purchaser to discharge its obligations under this clause 5.2(a)(iv)); and
(v)the Purchaser acknowledges and agrees that it enters onto the Wards Well Area and conducts the Permitted Activities at its own risk.
(b)Where an additional Approval is required to allow the Purchaser and its Representatives to lawfully carry out a Permitted Activity pursuant to clause 5.2(a), the Purchaser must obtain such Approval (including in the Vendor's name where appropriate) at its own cost before carrying out the Permitted Activity.
(c)The Vendor shall cooperate with the Purchaser and do all things reasonably necessary to facilitate the grant of relevant Approvals pursuant to clause 5.2(a), including by supplying all necessary and appropriate information and signing relevant application documents.
(d)The Purchaser indemnifies the Vendor in respect of any claim, loss or damage (other than Consequential Loss) suffered or incurred by the Vendor arising from or in connection with the exercise of the Purchaser’s rights under clause 5.2, except to the extent such Liability is caused or contributed to by the Vendor’s negligence or Wilful Misconduct.
5.3Environmental Authority
(a)The Vendor must use all reasonable endeavours within its own capacity, including by making all necessary applications to the Minister or relevant Governmental Authority, to procure the de-amalgamation of the Environmental Authority by the times set out in clause 5.3(c) to affect:
(i)the issue of an environmental authority for the Mining Tenements; and

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(ii)the issue of a second environmental authority for ML 4752 and ML 70443,
(De-amalgamation).
(b)The Purchaser must provide all reasonable assistance within its own capacity that the Vendor reasonably requests in relation to the De-amalgamation including to contribute the Purchaser Financial Provisioning if required for the De-amalgamation to become effective.
(c)The Vendor must use all reasonable endeavours to achieve the De-amalgamation as soon as practicable after the satisfaction or waiver of the Conditions so that the De-amalgamation will be granted subject to registration of the Tenement Transfer.
5.4Registration of agreement and caveat
(a)The parties agree that the Purchaser:
(i)may register this agreement; and
(ii)subject to the Vendor receiving any required consent from its financiers (which the Vendor must use all reasonable endeavours to promptly obtain after the date of this agreement), may register consent caveats to preserve its rights under this agreement, against the Mining Tenements and ML 70443 under the Resources Acts or any other similar legislation, where it is available, provided that the Purchaser must promptly remove any caveat registered against ML 70443 after the Boundary Realignment Date and to the extent required to facilitate the Boundary Realignment and satisfaction of other Conditions relating to the Mining Tenements.
(b)Subject to the terms and conditions of this agreement, the Vendor consents to the registration of this agreement and any caveat described in clause 5.4(a) and must promptly upon request from the Purchaser, sign and deliver any forms or documents reasonably necessary to achieve such registration, including without limiting clause 7.2(e), procuring any consent (if required) from the holder of any mortgage registered against the Mining Tenements and ML 70443.
(c)Notwithstanding clause 5.4(a), the Purchaser must promptly upon request from the Vendor, consent to and permit the registration of any dealing to affect the removal of any Encumbrance registered against the Mining Tenements, including the GLAS Mortgages.
(d)If this agreement terminates before Completion, the Purchaser and the Vendor must promptly apply to remove from the register any record of this agreement or any caveat registered pursuant to this clause 5.4.
5.5Compensation Agreements
(a)The parties must negotiate and each use reasonable endeavours acting in good faith to agree the Compensation Agreements as soon as practicable after the date of this agreement on the basis of the following principles (provided that this agreement, including the principles below are a deemed compensation agreement for the Mining Tenements on and from Completion until the parties have formally agreed the Compensation Agreements):
(i)the Purchaser acknowledges the Agistment Agreements existing at the date of this agreement;
(ii)the Purchaser agrees to work with the Vendor and agistees under each Agistment Agreement in relation to the access and use of the Underlying Lands in accordance with the Agistment Agreements, provided that the Vendor must comply with a direction given by the Purchaser to give notice under the applicable

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Agistment Agreement to terminate the Agistment Agreement (or the agistment licence granted under it or any part thereof), as required to facilitate the Purchaser's mining and related activities;
(iii)if the Purchaser requires restrictions on use of the Underlying Lands for the safety of its operations or the land is unable to be agisted due to other activities by or on behalf of the Purchaser within the Wards Well Area, the Purchaser must pay the Vendor:
(A)as compensation for loss of agistment, an annual amount equal to AUD 32.44 per hectare (adjusted annually using the index ‘Consumer Price Index, Australia’ published by the Australian Bureau of Statistics), but only to the extent the Purchaser's mining and other activities prevent such use of the Underlying Land or where the Purchaser has directed the Vendor to terminate the Agistment Agreement (or the agistment licence granted under it or any part thereof), with no compensation being payable to the extent that the Vendor's mining or other activities prevent such use of the Underlying Land; and
(B)as compensation for subsidence to the Underlying Lands, AUD 4,000,000 (in aggregate across both Compensation Agreements) on commencement of production of the first Longwall block in the ‘Royalty Area’ (to be defined in the Royalty Deed);
(iv)the amounts of compensation described in clause 5.5(a)(iii) shall be in full and final satisfaction of the Purchaser's liability under the Mining Act in respect of the grant of the Mining Tenements (and each mining lease granted in consolidation, substitution, replacement or renewal of such Mining Tenements);
(v)the Purchaser must not amend, or enter into any new agistment licence or other such agreement in respect of the Underlying Land without the Vendor's approval; and
(vi)the other terms and conditions (excluding compensation) will be agreed on an arm’s length basis.
(b)Once the Compensation Agreements have been agreed under clause 5.1(a) and subject to Completion occurring, the parties will exchange duly executed counterparts at Completion in accordance with clause 7, but if not agreed and executed at Completion, the parties must use reasonable endeavours acting in good faith to agree and execute the Compensation Agreements on the basis of the above principles as soon as practicable after Completion.
(c)The Vendor agrees to consent to, and to enter into a compensation agreement under the Mining Act for nominal compensation (with the other terms and conditions being negotiated on an arm's length basis) in full and final satisfaction of any liability under the Mining Act, in respect of the grant of any mining lease:
(i)to the Purchaser (or any Related Body Corporate of the Purchaser including Peabody West Walker Pty Ltd); or
(ii)any joint venturer of the Purchaser (or any Related Body Corporate of the Purchaser including Peabody West Walker Pty Ltd), which shall include any participant in the 'West Walker Joint Venture' including Citic West Walker Pty Ltd,
(collectively, the Beneficiaries) in respect of the area underlying mineral development licence 3010 issued under the Mining Act (including each mining lease granted in consolidation substitution, replacement or renewal of any such mining lease), except that if

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the Beneficiaries carry out any mining activities on any such mining leases other than in respect of a direct extension of the 'Wards Well' underground mine (for mining in the Goonyella Middle Seam) across the eastern side of the Wards Well Area, then the parties acknowledge that further compensation may be payable to the Vendor in respect of those mining activities on terms to be negotiated.
(d)Where a provision of this clause 5.5purports to grant a right or other benefit to a Third Party, the Vendor and Purchaser each acknowledge and agree that they have received valuable consideration for the grant of that right or benefit and the relevant provision may be enforced by that Third Party in accordance with section 55 of the Property Law Act 1974 (Qld).
5.6Foreign resident withholding tax clearance certificate
(a)The parties acknowledge and agree that:
(i)the Vendor must give to the Purchaser a Clearance Certificate for a period covering the Completion Date on or before the date that is 5 Business Days before Completion; and
(ii)in the event that the Vendor does not give to the Purchaser a Clearance Certificate in accordance with 5.6(a)(i), the Purchaser will withhold an amount determined in accordance with section 14-200(3) of Schedule 1 to the Taxation Administration Act 1953 (Cth), and pay that amount to the Commissioner of Taxation.
(b)For the purposes of this clause 5.6, Clearance Certificate means a certificate issued by the Commissioner of Taxation under section 14-220 of the Schedule 1 to the Taxation Administration Act 1953 (Cth) that applies to the Vendor and is for a period covering the time that the transaction is entered into.
6.Financial Provisioning
(a)The parties acknowledge that:
(i)the Vendor has provided the Vendor Financial Provisioning in respect of the Environmental Authority;
(ii)the transfer of the Mining Tenements from the Vendor to the Purchaser and the De-amalgamation may trigger a changed holder review allocation under the Financial Provisioning Act (Changed Holder Review); and
(iii)on the conclusion of the Changed Holder Review and as a condition of the De-amalgamation, the Scheme Manager may require the Purchaser to provide Purchaser Financial Provisioning in connection with the Environmental Authority.
(b)The Purchaser must, and the Vendor must (including by providing any necessary authorisations or information) use reasonable endeavours to ensure the Financial Provisioning Beneficiary will:
(i)accept the Purchaser Financial Provisioning procured by the Purchaser; and
(ii)if applicable, release the Vendor Financial Provisioning or pay the Vendor Financial Provisioning to the Vendor or their nominee as notified in writing by the Vendor to the Purchaser and the Financial Provisioning Beneficiary.
(c)The Vendor is responsible for, and must pay or maintain (as applicable) any surety or contribution to the Financial Provisioning Beneficiary in respect of any environmental authority created for ML 4752 and ML 70443, or any existing environmental authority in

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respect of which ML 4752 and ML 70443 become amalgamated with (as applicable), as a result of the De-amalgamation.
7.Completion
7.1Time and place
Subject to all the Conditions being satisfied or otherwise waived under clause 2.2, Completion will take place at 10am on the Scheduled Completion Date at the offices of MinterEllison, level 22, Waterfront Place, Brisbane or at another time and place agreed by the parties.
7.2Obligations of the Vendor
At or before Completion, the Vendor must deliver or make available to the Purchaser the following (as applicable):
(a)a notice signed by one of its directors to certify that no royalty is payable by the Vendor in respect of each of ML 70495 and ML 1790;
(b)the following documents, duly completed by the parties and executed by the Vendor (as relevant):
(i)each Tenement Transfer;
(ii)an original counterpart of the Royalty Deed;
(iii)an original counterpart of the Royalty Security;
(iv)an original counterpart of the Gas Rights Agreement;
(v)if the terms of the Compensation Agreements have been agreed pursuant to clause 5.5 by or before Completion, an original counterpart of each Compensation Agreement; and
(vi)an original counterpart of the Infrastructure Access Agreement;
(c)any other transfer forms or registration documents required to effect the transfer of the Assets to the Purchaser duly executed by the Vendor.
(d)a notice stating the debt which the Vendor wishes for the Set-off Amount to be set-off against as described in clause 4.3 (Set-off Notice);
(e)duly executed releases (on terms acceptable to the Purchaser, acting reasonably) of all Encumbrances (if any) relating to the Vendor’s interest in the Assets registered by a Third Party (including the GLAS Mortgages), or evidence satisfactory to the Purchaser that any Encumbrance (if any) have been fully and finally released;
(f)any final consents waivers or releases which relate to interim or indicative forms that were required under clause 2 to the extent that those consents and waivers have been obtained by or on behalf of the Vendor;
(g)subject to clause 9, any Records not already provided to the Purchaser; and
(h)any other documents reasonably notified by the Purchaser as being required to be executed by the Vendor or any of its Related Body Corporates (or any security holder or financier of the Vendor) in order to effect the transfer of the Assets to the Purchaser, provided that such a request must be delivered in writing no later than 2 Business Days prior to Completion (or, where execution is required by any such security holder or financier, requested in writing within no later than 10 Business Days prior to Completion).

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7.3Purchaser obligations
(a)At or before Completion, the Purchaser must deliver or make available to the Vendor the following (as applicable):
(i)a copy of its application to the Minister to register the transfer of ML 70495 and ML 1790 as a prescribed dealing pursuant to section 19 of the MERCP Act;
(ii)unless provided earlier, reasonable evidence that any caveat under clause 5.4(a) has been removed;
(iii)any final consents, waivers or releases which relate to interim or indicative forms that were required under clause 2 to the extent that those consents and waivers have been obtained by or on behalf of the Purchaser; and
(iv)the following documents, each duly completed by the parties and executed by the Purchaser:
(A)an original counterpart of the Royalty Deed;
(B)an original counterpart of the Royalty Security;
(C)an original counterpart of the Gas Rights Agreement;
(D)if the terms of the Compensation Agreements have been agreed pursuant to clause 5.5 by or before Completion, an original counterpart of each Compensation Agreement; and
(E)an original counterpart of the Infrastructure Access Agreement.
(b)At Completion, the Purchaser must pay to the Vendor the USD Cash Payment and the AUD Cash Payment.
(c)Subject to the Purchaser having received the Set-off Notice from the Vendor, the Set-off Amount will be applied as a set-off against the debt identified in the Set-off Notice.
7.4Simultaneous actions at Completion
In respect of Completion:
(a)the obligations of the Vendor under clause 7.2 and the obligations of the Purchaser under clause 7.3 are interdependent;
(b)all actions performed in accordance with clauses 7.2 and 7.3 will be taken to have occurred simultaneously on the Completion Date; and
(c)a party need not complete the sale or purchase of the Assets unless all of those obligations are completed at or before Completion.
7.5Notice to Complete
(a)If either the Purchaser or the Vendor fails to satisfy its obligations under clauses 7.2 or 7.3 (as applicable) by the Scheduled Completion Date (such party being the Defaulting Party), then the other party (Non-Defaulting Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 10 Business Days from the date of the notice and declaring time to be of the essence.
(b)If the Defaulting Party fails to satisfy those obligations within those 10 Business Days, the Non-Defaulting Party may, without limitation to any other rights it may have, terminate this agreement by giving written notice to the Defaulting Party.
(c)If this agreement is terminated under clause 7.5(b), each party must:

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(i)promptly return to the other parties all documents delivered to it under this clause 7; and
(ii)do everything reasonably required by the other party to reverse any action taken under this clause 7.
8.Apportionable Outgoings
8.1Statement of Apportionable Outgoings
The Vendor must prepare and deliver to the Purchaser within 5 Business Days after the Calculation Time a written statement (Statement of Apportionable Outgoings) setting out the amount of all Apportionable Outgoings:
(a)unpaid by the Vendor at the Calculation Time that relate to the period up to and including the Calculation time (Accruals); and
(b)paid by the Vendor at the Calculation Time that relate to the period after the Calculation Time (Prepayments).
8.2Payment of difference between Accruals and Prepayments
(a)If Prepayments exceed Accruals, the Purchaser must pay the difference to the Vendor:
(i)within 10 Business Days after issuing the Statement of Apportionable Outgoings; or
(ii)if the Purchaser has issued an Outgoings Dispute Notice in accordance with clause 8.2(c), within 10 Business Days after the Independent Accountant's determination under clause 8.4; or
(b)If Accruals exceed Prepayments, the Vendor must pay the difference to the Purchaser:
(i)within 10 Business Days after receipt of the Statement of Apportionable Outgoings; or
(ii)if the Purchaser has issued an Outgoings Dispute Notice in accordance with clause 8.2(c), within 10 Business Days after the Independent Accountant's determination under clause 8.4.
(c)If the Purchaser does not agree with the Statement of Apportionable Outgoings, the Purchaser may issue a notice to that effect to the Vendor within 5 Business Days of receipt of the Statement of Apportionable Outgoings (Outgoings Dispute Notice).
8.3Access
The Vendor must, at all times, provide the Purchaser with access to all property, information and records required by the Purchaser for the purpose of reviewing and assessing the Statement of Apportionable Outgoings.
8.4Dispute resolution procedure
(a)If the Purchaser has issued an Outgoings Dispute Notice in accordance with clause 8.2(c), then either party may refer the dispute for determination by the Independent Accountant.
(b)If the parties have not agreed to the appointment of the Independent Accountant within 5 Business Days of the issue of an Outgoings Dispute Notice, the Independent Accountant will be nominated by the Chair of the Resolution Institute of Australia and the parties must appoint the nominated Independent Accountant.

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(c)The parties must promptly provide the Independent Accountant with all relevant information required by the Independent Account to determine the dispute.
(d)The parties must instruct the Independent Accountant to finish its determination within 20 Business Days after their appointment (or such other period agreed by the Purchaser and the Vendor in writing).
(e)The Independent Accountant must act as an expert and not as an arbitrator and its written determination will be final and binding on the parties in the absence of manifest error or fraud, and upon the making of the Independent Accountant's determination, the Statement of Apportionable Outgoings will be deemed to be amended.
(f)The costs of the Independent Accountant will be paid by the Vendor and the Purchaser in equal proportions.
9.Post Completion Obligations
9.1Records
(a)The Vendor is entitled to retain duplicate copies (but not originals) of the Records:
(i)that are, or are reasonably likely to be, relevant to any investigation by a Governmental Authority or any litigation that is actual, pending or threatened at Completion or relates to the period prior to Completion;
(ii)for the purpose of dealing with the accounting, tax, financial or insurance affairs of the Vendor or any Related Body Corporate of the Vendor;
(iii)necessary for the Vendor or any Related Body Corporate of the Vendor to comply with any applicable law and for the purpose of assisting the Vendor to prepare tax or other returns, accounts or other financial statements required of the Vendor or any Related Body Corporate of the Vendor by law or any other regulatory requirements of any Governmental Authority; and
(iv)reasonably required for the purpose of the Vendor complying with its obligations or exercising its rights under this agreement.
(b)The Purchaser must ensure that all Records in respect of the period ending on the Completion Date are preserved and accessible until the later of:
(i)seven years from the Completion Date; and
(ii)any date required by any applicable law.
(c)Following Completion, if the Vendor identifies any Mining Information in its possession or control that was not included in the Records delivered or made available to the Purchaser at or before Completion, the Vendor must notify the Purchaser and provide such Mining Information to the Purchaser as soon as reasonably practicable.
9.2Mining Tenements
(a)From Completion, and until the Purchaser becomes duly registered as the holder of the Mining Tenements and the Approvals:
(i)the Vendor holds the Mining Tenements and the Approvals, for and on behalf of and for the benefit of the Purchaser and must:
(A)not surrender, cancel, vary, or transfer the Mining Tenements or the Approvals and must not dispose of any interest in a Mining Tenement or Approval or grant any Encumbrance over any of them;

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(B)at the Purchaser’s cost, execute any document which may from time to time be reasonably requested by the Purchaser for the purposes of keeping the Mining Tenements and Approvals on foot and in good standing and which the Purchaser is not otherwise able to execute because it is not the registered holder of the Mining Tenements or Approvals;
(C)provide to the Purchaser copies of all correspondence and notices received by the Vendor from the Department or another Governmental Authority in relation to the Mining Tenements and the Environmental Authority within 5 Business Days of receipt from the Department or Governmental Authority; and
(D)follow all reasonable and lawful directions given by the Purchaser in dealing with the Mining Tenements and the Environmental Authority within its control;
(ii)the Vendor authorises the Purchaser to ‘mine’ and carry out any other ‘authorised activity’ (as those terms are defined in the Mining Act) in any way authorised by the terms and conditions of each Mining Tenement and agrees that all expenditure on or in connection with mining or works carried out under this authorisation will, where capable, be regarded as expenditure for the purposes of the Mining Act; and
(iii)subject to the Gas Rights Agreement, the Vendor undertakes not to ‘mine’ or carry out any other ‘authorised activity’ (as those terms are defined in the Mining Act) on the Mining Tenements and will not authorise any person other than the Purchaser to do so.
(b)The Purchaser covenants and undertakes to:
(i)lodge this agreement for stamping by or on behalf of the relevant Governmental Authority within the time period provided under the Duties Act and pay any duty assessed by the due date for payment under the assessment; and
(ii)as soon as practicable (and in any event within 10 Business Days) after Completion and stamping of this agreement, lodge the Tenement Transfers for registration with the relevant Governmental Authority under the Resources Acts, and thereafter do all things as may be reasonably necessary to facilitate the registration of the Tenement Transfers, including by satisfying (at its own cost) each condition contained in the relevant Ministerial approval as soon as possible after Completion.
(c)Without limiting the terms of the Gas Rights Agreement, from Completion until the Purchaser becomes duly registered as the holder of the Mining Tenements, the Purchaser must (at its own cost):
(i)keep the Vendor fully advised of all matters relating to activities on the Mining Tenements which are likely to give rise to a Claim against the Vendor (as applicable);
(ii)keep the Vendor regularly informed of the progress of the registration of the Tenements Transfers;
(iii)comply with all provisions of, or (subject to the Vendor’s compliance with clause 9.2(a)(i)(C)) notices issued under, relevant laws, including the Mining Act and the Environmental Laws relating to the Mining Tenements, that are applicable to the Vendor, as if the Purchaser is the registered holder of the Mining Tenements and whether those notices were issued or relate to a period before or after Completion, subject to clause 11;

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(iv)be responsible for and pay all outgoings and Claims arising after Completion in respect of the Mining Tenements as and when required under relevant law or by relevant Governmental Authorities, subject to clause 11; and
(v)promptly (and in any event within two Business Days) inform the Vendor of any notices or communications from any Governmental Authority, and follow the directions of the Vendor in relation to any communication or dealing with any Governmental Authority (it being expressly agreed that the Vendor must conduct such communications pending registration of the Purchaser as the registered holder of the Mining Tenements, provided that the Vendor first consults with the Purchaser in respect of such communication).
(d)The Purchaser must notify the Vendor promptly (and in any event within two Business Days) of the registration of the Tenement Transfers in the name of the Purchaser.
10.Contracts
10.1Transfer of Contracts
(a)Subject to clause 10.2, the Vendor and the Purchaser must use all reasonable endeavours:
(i)to novate the Vendor's rights and obligations under each Contract to the Purchaser at Completion; or
(ii)where novation under clause 10.1(a) is not required by the Purchaser in its discretion in respect of a Contract, to assign to the Purchaser the benefit of that Contract by Completion, and use all reasonable endeavours to procure that the novation or assignment (as applicable) takes effect on and from Completion.
(b)Where an assignment or novation of legal and beneficial rights and obligations required under clause 10.1(a) or clause 10.2(a) has not occurred by Completion, the Vendor and the Purchaser must use all reasonable endeavours to ensure that novation or assignment occurs in accordance with this agreement as soon as reasonably practicable after Completion.
(c)Subject to clause 10.2, if an assignment or novation of legal and beneficial rights and obligations has not occurred by Completion, then after Completion and until such novation or assignment:
(i)to the extent it lawfully can, the Vendor must permit the Purchaser to have the benefit of and exercise the Vendor's rights under the Contract from Completion;
(ii)the Purchaser must, to the extent it lawfully can, perform all of the non-personal obligations of the Vendor under each Contract from Completion; and
(iii)the Purchaser indemnifies the Vendor for any reasonable Liability which the Vendor reasonably incurs in connection with obligations under the Contract due to be performed to the extent relating to the Mining Tenements, or the assignment or novation under clause 10.1(a), that arises on or after Completion, except to the extent such Liability is suffered or incurred by the Vendor by reason of or in connection with the Vendor's breach of this agreement or the negligence of the Vendor after Completion.

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10.2Lancewood Area contracts
(a)Where a Contract relates to both of the Lancewood Area and the Wards Well Area, then the Vendor and the Purchaser must use all reasonable endeavours to novate (or with the consent of the Purchaser, not to be unreasonably withheld, otherwise transfer) the Vendor's benefits, rights and obligations under that Contract:
(i)to the Purchaser to the extent those benefits, rights and obligations pertain to the Wards Well Area; and
(ii)to the Vendor to the extent those benefits, rights and obligations pertain to the Lancewood Area, provided that any benefits, rights and obligations under any such Contracts which are common to those areas should be shared between the parties, and use all reasonable efforts to procure that the novation takes effect on and from Completion.
(b)Where a Contract to which clause 10.2(a) applies has not been novated by Completion, then clause 10.1(c) will apply to that Contract except that:
(i)the Purchaser's obligations including under the indemnity in clause 10.1(c)(iii) will be limited to Liabilities suffered or incurred by the Vendor in relation to the Wards Well Area; and
(ii)the Vendor will indemnify the Purchaser in respect of any Liabilities suffered or incurred by the Purchaser in relation to the Lancewood Area, except to the extent such Liability is suffered or incurred by the Purchaser by reason of or in connection with the Purchaser's breach of this agreement or the negligence of the Purchaser after Completion.
11.Liabilities
11.1Liabilities generally
Subject to clause 11.2:
(a)the Purchaser will be solely responsible for all Liabilities (including rates, royalties, utility charges, licence fees and rents) in connection with the Assets arising on or after Completion, and the Purchaser indemnifies the Vendor, its Related Bodies Corporate and each of their and its directors, officers and employees from and against all such Liabilities; and
(b)the Vendor will be solely responsible for all Liabilities (including rates, royalties, utility charges, licence fees and rents) in connection with the Assets arising prior to Completion, and the Vendor indemnifies the Purchaser, its Related Bodies Corporate and each of their and its directors, officers and employees from and against all such liabilities.
11.2Environmental indemnity
Subject to Completion, the Purchaser will indemnify and keep indemnified the Vendor and its directors, officers and employees from and against all Liabilities that they suffer or incur as a consequence of the Wards Well Environmental Obligations, whether they have arisen or accrued before or on the date of this agreement and remain unsatisfied at Completion, or arise or accrue after the date of this agreement, other than to the extent that such Wards Well Environmental Obligations arise as a result of a breach of this agreement by the Vendor.

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12.Warranties by the Vendor
12.1Warranties
The Vendor warrants to the Purchaser that each of the following statements is true and accurate in all material respects as at the date of this agreement by reference to the facts and circumstances then existing and as at the Completion Date (unless expressly stated otherwise) by reference to the facts and circumstances then existing, on the basis that these are the only warranties provided to the Purchaser (except those mutual warranties set out in clause 13) and the sale and purchase of the Assets is otherwise conducted on an 'as is, where is' basis subject to all faults and defects whether or not they are apparent:
(a)the Vendor is the holder of a 100% legal and beneficial interest in the Mining Tenements and the Records and the Vendor has full capacity and power to hold those interests;
(b)at Completion, there will be no Encumbrances over or affecting the Vendor's interest in the Mining Tenements and the Vendor is not party to any agreement to grant any Encumbrance over any of the Mining Tenements;
(c)other than the Transaction Documents, there are no agreements, arrangements or understandings in force requiring the Vendor's interest in any of the Mining Tenements to be shared with or made available to any person;
(d)the Vendor has not received any notices which are outstanding in respect of any breach of any Environmental Law in relation to any of the Mining Tenements;
(e)the Mining Tenements are in good standing, with all rents and rates and all expenditure conditions (up to the date of this agreement) having been paid and complied with;
(f)the Mining Tenements are not subject to a notice or application for any of them to be revoked, cancelled or forfeited, and so far as the Vendor is aware there are no facts or circumstances which are likely to give rise to any such notice or application being made;
(g)with respect to each Contract:
(i)the Vendor is not in material default under the Contract; and
(ii)as far as the Vendor is aware, no other party to the Contract is in material default under the Contract
(h)other than the Contracts, there are no agreements, arrangements or understanding to which the Vendor or any of its Related Bodies Corporate are a party that are material to the Mining Tenements;
(i)as far as the Vendor is aware, there are:
(i)no Claims threatened or pending against the Vendor; and
(ii)no material fact, matter, or circumstance likely to give rise to any Claim or Liability against the Vendor, concerning, relating to or affecting the Assets;
(j)as at the date of this agreement, the Vendor is not:
(i)a party to or the subject of any Claim; or
(ii)the subject of any ruling, judgment, order or decree by any Governmental Authority or any other person, concerning, relating to or affecting any Mining Tenement;

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(k)there is no Contamination of the Mining Tenements or Contamination of adjacent land as a result of Contaminants emanating from the Mining Tenements;
(l)the Vendor has complied in all material respects with all applicable laws and the Vendor has not received notice of any contravention or allegation of any material contravention of any applicable law concerning, relating to or affecting the Assets;
(m)the Vendor is not aware of any Claim or any entitlement to make a Claim against any former holder of the Mining Tenement or the Assets; and
(n)so far as the Vendor is aware, all Records relating to the Mining Tenements have been disclosed to the Purchaser or will be provided to the Purchaser on or before Completion.
12.2Disclosure of all material information
(a)The Vendor warrants that as at the date of this agreement it has not, to the best of its knowledge, failed to disclose to the Purchaser any material information in respect of the Assets or the Underlying Land (other than information which is publicly available and searchable on the registers of the Australian Securities and Investments Commission, the Department or the Department of Environment and Science at least five days before the date of this agreement), the disclosure of which might reasonably be expected to have resulted in the Purchaser not entering into this agreement, or entering this agreement on materially different terms.
(b)Where this agreement makes reference to the knowledge or awareness of a party, or any similar reference, such knowledge or awareness will be taken to mean the actual knowledge and awareness of Mr Marcelo Matos, Mr Damian Zagel and Mr Rees Fleming (for the Vendor) and Mr Simon Cobb, Mr Miguel Madrigal and Mr Mike Carter (for the Purchaser).
12.3Application of the Vendor Warranties
Each of the Vendor Warranties:
(a)is given and is in full force and effect upon Completion;
(b)is separate and independent and is not limited by reference to any other Vendor Warranty;
(c)which relates to the Mining Tenements is taken to refer to the area of land underlying ML 70443 as at the date of this agreement which is part of the Wards Well Area; and
(d)is subject to clause 12.4, 12.5 and 14.
12.4Limitations on the Vendor Warranties and generally
The Vendor Warranties are given subject to and qualified by any fact, matter or circumstance, and the Purchaser is not entitled to make a Claim based on any fact, matter or circumstance that causes any of the Vendor Warranties to be breached, if and to the extent that the fact, matter or circumstance was fairly disclosed to the Purchaser, within the actual knowledge of the Purchaser or otherwise ought reasonably have been known by the Purchaser as at the date of this agreement.
12.5Acknowledgments of the Purchaser
The Purchaser acknowledges, agrees, represents and warrants to the Vendor that:
(a)it has had the opportunity to, and has, conducted due diligence investigations in relation to the Mining Tenement before the date of this agreement and has had the opportunity to raise such enquiries as it considered necessary with the Vendor in relation to the Mining Tenements and the Records;

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(b)other than the mutual warranties set out in clause 13, the Vendor Warranties are the only representations and warranties that the Vendor has given and the Purchaser requires, and on which the Purchaser has relied, in entering into this agreement;
(c)it has made, and it relies upon, its own searches, enquiries and evaluations in respect of the Mining Tenements and the Records (including in connection with any technical analysis or modelling conducted by the Purchaser or the Vendor or any of their Representatives); and
(d)to the extent permitted by law, all warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by the Vendor or any of its Representatives (except as expressly set out in this agreement) are expressly excluded.
13.Mutual Warranties
Each party warrants to each other party that each of the following statements is true and accurate in respect of each of them at the date of this agreement and will be true and accurate on the Completion Date:
(a)it is validly existing under the laws of its place of incorporation or registration;
(b)it has the power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;
(c)it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement;
(d)other than as contemplated by this agreement, it does not require authorisation under any law (including any law regarding competition or anti-trust) of any country to enter into and perform this agreement and to carry out the transactions contemplated by this agreement;
(e)its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms;
(f)neither it nor any party related to it has taken any action under which any person is or may be entitled to a commission, brokerage or finder's fee in connection with the sale and purchase of the Mining Tenements and the Records;
(g)no:
(i)meeting has been convened, resolution proposed, petition presented or order made for its winding up;
(ii)receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to all or any of its assets; or
(iii)mortgagee has taken, attempted to take or indicated an intention to exercise its rights under any security of which it is the mortgagor or chargor; and
(h)the execution, delivery and performance by it of this agreement (and any other agreement required to be entered into by it in connection with this agreement) will not:
(i)result in a breach of, or constitute a default under, any agreement or arrangement to which it is party or by which it is bound; or
(ii)result in a breach of any law or order, judgment or decree of any court, Governmental Authority or regulatory body to which it is a party or by which it is bound.

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14.Limitations on liability
14.1Maximum aggregate liability for Claims
The maximum aggregate Liability of the Vendor to the Purchaser for all Claims whatsoever, however arising in connection with this agreement (whether arising under contract, at Law, in tort, in equity or otherwise) is limited to 25% of the aggregate of the USD Cash Payment, AUD Cash Payment and the Set-off Amount provided that Claims for breach of the Vendor’s title warranty given under clause 12.1(a) and the Vendor’s warranties relating to its capacity given under clauses 13(a)to 13(d) may exceed the limit of 25% but (when taken with all other Claims) are limited to 100% of the Consideration.
14.2Time limit on Claims
The Vendor has no Liability in relation to or arising out of a Claim unless the Purchaser has given notice of the Claim to the Vendor within 12 months after the Completion Date.
14.3Other limits on Claims
The Liability of the Vendor to the Purchaser in respect of any Claim under or in relation to this agreement is reduced or extinguished (as the case may be) to the extent that:
(a)(Disclosure) the Claim arises from any fact, matter or circumstance that was fairly disclosed;
(b)(breach) the Claim arises or increases from a failure by the Purchaser to comply with any provisions of this agreement;
(c)(Duty) without limiting clause 19.5, the Claim occurs or arises as a result of any stamp duty for which the Purchaser is responsible under the terms of this agreement; and
(d)(compliance with Law) it could only have been avoided by the Vendor breaching its obligations at Law.
14.4Mitigation of losses
The Vendor's Liability for any Claim will be reduced or extinguished (as the case may be) to the extent that the Purchaser did not take all reasonable actions and steps to mitigate any Liability that it may suffer or incur in connection with a Claim or may give rise to a Claim.
14.5Later recoveries
If, after the Vendor has made a payment to the Purchaser pursuant to a Claim, the Purchaser or its Related Bodies Corporate receives a payment in relation to the fact, matter or circumstance to which the Claim related, then the Purchaser must repay to the Vendor the amount received from the Vendor or, if less, the amount of the payment which was received by the Purchaser or its Related Bodies Corporate, in each case less the costs and expenses of the Purchaser or its Related Bodies Corporate.
14.6Remedies of the Purchaser
(a)Subject to clause 14.6(b), the sole remedy of the Purchaser for a breach of a Vendor Warranty is damages (and the Purchaser is the only person entitled to make a Claim for breach of a Vendor Warranty).
(b)If any of the Mining Tenements is forfeited or cancelled in connection with any fact or circumstance in respect of which the Purchaser is entitled to and successfully makes a Claim (whether by settlement or determination) against the Vendor for breach of a Vendor

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Warranty, then the Purchaser may terminate each other Transaction Document without liability to the Vendor.
(c)The parties agree that clause 14.6(b) will apply despite anything to the contrary in any of the other Transaction Documents.
14.7Personal Liability
The parties agree that:
(a)no natural person will bear any liability to any party in respect of this agreement or the transactions contemplated by this agreement, other than for an act of fraud or wilful misconduct by that person;
(b)no existing or former Representative of the Vendor acting in its capacity as such in relation to the transactions contemplated by this agreement, will be liable to the Purchaser in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud or wilful misconduct by that person;
(c)the persons referred to in paragraph (b) are entitled to the benefit of this clause and the Vendor holds such benefit on trust for those persons and the Vendor is entitled to enforce this clause on behalf of those persons;
(d)no existing or former Representative of the Purchaser acting in its capacity as such in relation to the transactions contemplated by this agreement, will be liable to the Vendor in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud or wilful misconduct by that person; and
(e)the persons referred to in paragraph (d) are entitled to the benefit of this clause and the Purchaser holds such benefit on trust for those persons and the Purchaser is entitled to enforce this clause on behalf of those persons.
15.Confidentiality
15.1Obligations of confidentiality
Each party (First Party):
(a)must keep confidential any confidential information of the other party (Second Party) and all Confidential Information disclosed to the First Party by or on behalf of the Second Party, or of which the First Party becomes aware (whether before or after the date of this agreement);
(b)may only use confidential information of the Second Party or Confidential Information for the purposes of this agreement; and
(c)may disclose any confidential information in respect of which the First Party has an obligation of confidentiality under clause 15.1(a) only:
(i)to those of the First Party's Related Bodies Corporate and officers, employees or advisers of the First Party and the First Party's Related Bodies Corporate who:
(A)have a need to know for the purposes of this agreement and the transactions contemplated by it; and
(B)have been made aware that the confidential information is confidential and have been directed by the First Party to comply with the obligations in clause 15.1(a) of this agreement; and
(C)have an obligation of confidence to the First Party;

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(ii)if required to do so by law or the rules of a recognised stock exchange;
(iii)to the extent reasonably required for the purposes of this agreement; or
(iv)with the prior written approval of the Second Party (which must not be unreasonably withheld).
15.2Announcements
A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this agreement (Announcement) unless:
(a)it is required to be made by law or the rules of a recognised stock exchange and before it is made that party has:
(i)notified the other party; and
(ii)given the other party a reasonable opportunity to comment on the contents of, and the requirement for, the Announcement; or
(b)it has the prior written approval of the other party.
16.GST
16.1Definition and interpretation
Words or expressions used in this clause 16 which are defined in the GST Act have the same meaning in this clause 16.
16.2GST going concern
The Vendor and the Purchaser agree that the sale of the Assets under this agreement constitutes the supply of a going concern for the purposes of the GST Act.
16.3Vendor will carry on enterprise
The Vendor warrants that:
(a)it is supplying the Purchaser with all the things necessary for the continued operation of an enterprise; and
(b)it will carry on the enterprise transferred under this agreement until the day that the supply is made for the purposes of the GST Act.
16.4Purchaser is registered for GST
(a)The Purchaser warrants that it is or will be registered for GST at Completion.
(b)If requested, the Purchaser will provide written evidence of its GST registration to the Vendor no later than 5 Business Days before Completion.
16.5GST gross up
If notwithstanding clause 16.2, the Commissioner of Taxation determines that the Vendor is liable to pay GST on the supply of Assets under this Agreement:
(a)the Purchaser must pay to the Vendor in addition to the Consideration and any other consideration to be provided by the Purchaser to the Vendor for that supply under this agreement (GST exclusive consideration), an amount equal to the GST payable on the supply (GST Amount); and

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(b)the GST Amount must be paid by the Purchaser to the Vendor within 10 Business Days of the Vendor issuing a tax invoice to the Purchaser for the relevant taxable supply together with the assessment from the Commissioner of Taxation confirming GST is payable on that supply.
16.6GST on other supplies
If a party (Supplier) makes a supply under or in connection with this agreement (apart from the supply of the Assets) on which GST is payable, the consideration payable or to be provided for that supply but for the application of this clause is increased by, and subject to the Supplier giving a tax invoice in respect of that taxable supply to the recipient of the supply (Recipient), the Recipient must also pay to the Supplier, an amount equal to the GST payable on the supply.
16.7Net down of reimbursements
If a payment to a party under this agreement is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, the payment will be reduced by the amount of any input tax credit to which that party, or the representative member of the GST Group that party is a member of (as the case may be), is entitled in respect of that loss, cost or expense.
16.8GST excluded from formula
If a payment under this agreement is calculated by reference to or as a percentage of another amount or value, unless expressly stated otherwise the payment will be calculated by reference to or as a percentage of that other amount or value exclusive of any GST component.
16.9Rights
Rights under this clause 16 continue after Completion, whether or not other rights continue.
17.Notices and other communications
17.1Service of notices
A notice, demand, consent, approval or communication under this agreement (Notice) must be:
(a)in writing and in English;
(b)signed by a person duly authorised by the sender, unless the Notice is or takes the form of an email and the email:
(i)is sent, in accordance with this clause 17.1, by a person duly authorised by the sender; and
(ii)clearly states that the email constitutes a Notice for the purposes of this clause 17.1, in which case, the email is taken to be signed by a person duly authorised by the sender; and
(c)hand delivered, sent by prepaid post or sent by email to the recipient's address or email address (as applicable) for Notices specified in the Details, as varied by any Notice given by the recipient to the sender in accordance with this clause 17.1.

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17.2Effective on receipt
A Notice given in accordance with clause 17.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:
(a)if hand delivered, on delivery;
(i)if sent by prepaid post, the second Business Day after the date of posting (or the seventh Business Day after the date of posting if posted to or from a place outside Australia); and
(b)if sent by email, when sent by the sender unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.
18.Benefits held on behalf
18.1Vendor
Without limiting clause 14.7, the Vendor holds the benefit of each representation, warranty, acknowledgement, agreement, promise, waiver, release and indemnity in this agreement that benefits (or is expressed or intended to benefit) any Related Body Corporate of the Vendor or any of their respective Representatives on its own behalf and on behalf of each of those other persons and:
(a)the Vendor may:
(i)on its own behalf and for its own benefit; and
(ii)on behalf of and for the benefit of each of those other persons, enforce each relevant representation, warranty, acknowledgement, agreement, promise, obligation, waiver, release and indemnity; and
(b)each of those other persons may, on its own behalf and for its own benefit (and as if it were a party to this agreement), enforce each relevant representation, warranty, acknowledgement, agreement, promise, obligation, waiver, release and indemnity.
18.2Purchaser
Without limiting clause 14.7, the Purchaser holds the benefit of each representation, warranty, acknowledgement, agreement, promise, waiver, release and indemnity in this agreement that benefits (or is expressed or intended to benefit) any Related Body Corporate of the Purchaser or any of their respective Representatives on its own behalf and on behalf of each of those other persons and:
(a)the Purchaser may:
(i)on its own behalf and for its own benefit; and
(ii)on behalf of and for the benefit of each of those other persons, enforce each relevant representation, warranty, acknowledgement, agreement, promise, obligation, waiver, release and indemnity; and
(b)each of those other persons may, on its own behalf and for its own benefit (and as if it were a party to this agreement), enforce each relevant representation, warranty, acknowledgement, agreement, promise, obligation, waiver, release and indemnity.

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19.Miscellaneous
19.1Alterations
This agreement may be altered only in writing signed by each party.
19.2Approvals and consents
Except where this agreement expressly states otherwise, a party may, in its discretion, give or withhold, conditionally or unconditionally, any approval or consent under this agreement.
19.3Assignment
A party may only assign this agreement or a right under this agreement with the prior written consent of each other party.
19.4Costs
Subject to and without limiting clause 19.5, each party must pay its own costs of negotiating, preparing and executing this agreement.
19.5Stamp duty
Any stamp duty, duties or other Taxes of a similar nature (including fines, penalties and interest), assessed, payable or otherwise imposed, either in connection with this agreement or on any transaction contemplated by this agreement, must be paid by the Purchaser.
19.6Indemnities and reimbursement obligations
Any indemnity, reimbursement or similar obligation contained in or implied under this agreement:
(a)is a continuing obligation despite Completion and despite the satisfaction of any payment or other obligation in connection with this agreement; and
(b)is separate from, additional to and independent of any other obligation contained in or implied under this agreement and, for the avoidance of doubt, no one indemnity limits the generality of another indemnity.
19.7Survival
Without limiting clause 19.6, clauses 1, 5.2(a)(iv), 5.2(d), , 15, 16, 17, 18 and this clause 19, and any other term which, by its nature, is intended to survive termination of this agreement, survive termination of this agreement.
19.8Counterparts
(a)This agreement may be executed in any number of counterparts, with signatures appearing on different counterparts, and this shall be taken to be the same as, and have the same effect as, if all of those signatures on different counterparts were on a single document.
(b)Without limiting clause 19.8(a):
(i)if any of the signatures on behalf of one party are on different counterparts, this shall be taken to be the same as, and shall have the same effect as, if all of those signatures on different counterparts were on a single document; and
(ii)all executed counterparts constitute one document.

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(c)A party that has executed a counterpart of this agreement may exchange it with another party by delivering a physical copy of, or emailing an electronic copy of, the executed counterpart to that other party.
19.9Electronic signing
A party may electronically sign an electronic copy of this agreement and bind itself accordingly. This will satisfy any statutory or other requirement for this agreement to be in writing and signed by that party. The parties intend that:
(a)any electronic copy so signed will constitute an executed original counterpart, and any print-out of the electronic copy with the relevant signatures appearing will also constitute an executed original counterpart; and
(b)where a party prints out this document after all parties that are signing electronically have done so, the first print-out by that party after all signatories who are signing electronically will also be an executed original counterpart of this document.
Each signatory confirms that their signature appearing in this agreement, including any print-out of this agreement that is contemplated by this clause 19.9 (irrespective of which party printed it), is their personal signature authenticating it.
19.10No merger
The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.
19.11Entire agreement
This agreement together with the other Transaction Documents to which the parties are party (or to which a party is a party) constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.
19.12Further action
Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transactions contemplated by it.
19.13Severability
A term (or part of a term) of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms (or parts of the term) of this agreement continue in force.
19.14Waiver
(a)A party does not waive a right, power or remedy under this agreement if it fails to exercise, or delays in exercising, the right, power or remedy.
(b)A single or partial exercise of a right, power or remedy under this agreement does not prevent another or further exercise of that, or any other, right, power or remedy.
(c)A waiver of a right, power or remedy under this agreement must be in writing and signed by the party giving the waiver.
19.15Relationship
Except where this agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

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19.16Governing law and jurisdiction
This agreement is governed by the law of Queensland, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland, Australia.

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Schedule 1 – Maps
1.Mining Tenements

N
S
E
W
ML 4752
ML 70443
ML 1790
ML 70495
A
B
C
D
E
F
G
H
I
J
K
L
Lenton Downs
Legend
Places
Suttor Developmental Road
Goonyella Rail
Cadastre
Wards Well MLs
Collective Peabody Area

Corner	Easting	Northing
A	595,547.26	7,615,283.64
B	597,997.46	7,616,225.25
C	598,342.49	7,615,327.29
D	600,205.96	7,616,043.43
E	600,188.24	7,613,153.07
F	601,913.86	7,613,142.07
G	601,890.63	7,609,451.29
H	603,616.34	7,609,440.28
I	603,615.44	7,609,318.86
J	597,952.39	7,608,355.05
K	595,862.51	7,613,339.85
L	595,540.26	7,614,119.17

stanmore

0 2
kilometres
Scale 1:75,000

Author: A. Jones

Date: 25/10/2023

Projection: MGA2020 Zone 55

Wards Well Project: Peabody Area Coordinates

© Stanmore Resources Limited 2023. This map may include data supplied by the State of Queensland. © The State of Queensland (Department of Resources)(2023)]. Based on or contains data provided by the State of Queensland (Department of Resources) [2023]. In consideration of the State permitting use of this data you acknowledge and agree that the State gives no warranty in relation to the data (including accuracy, reliability or suitability) and accepts no liability (including without limitation, liability in negligence) for any loss, damages or costs (including consequential damage) relating to any use of the data. Data must not be used for direct marketing or be used in breach of the privacy laws.

* The parties agree that surveyors from Stanmore and Peabody will oversee an independent cadastral surveyor to derive and mark up actual field locations, and will update this map as necessary to reflect the outcome of such surveys.

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2.Subject Areas A and B
The following plan depicts the proposed Boundary Realignment.
Subject to the boundaries specified in the applicable approval under section 295 received by the Vendor:
(a)(Subject Area A) ML 4752 will be enlarged by the area labelled as ‘Area A’ below;
(b)(Subject Area B) ML 70495 will be enlarged by the area labelled as ‘Area B’ below.

N
W
E
S
Weipa
Cooktown
Cairns
Townsville
Mount Isa
Moranbah
Mackay
Middlemount
Rockhampton
Queensland
Emerald
Gladstone
Charleville
Bowen Basin
Brisbane
Lenton Downs
ML 4752
Area A
ML 70443
Area B
ML 1790
ML 70495
Legend
Places
Suttor Developmental Road
Goonyella Rail
Cadastre
New Extents of ML 1790 & 70443
Current ML 4752
ML 4752 Extension (Area A)
Current ML 70495
Extended ML 70495 (Area B)
0
2
kilometres
Scale 1:75,000

Author: A. Jones

Date: 25/10/2023

Proj: Longitude / Latitude (WGS 84)

Wards Well Project: Boundary Realignment

© Stanmore Resources Limited 2022. This map may include data supplied by the State of Queensland. © The State of Queensland (Department of Resources)(2022]. Based on or contains data provided by the State of Queensland (Department of Resources) [2022]. In consideration of the State permitting use of this data you acknowledge and agree that the State gives no warranty in relation to the data (including accuracy, reliability or suitability) and accepts no liability (including without limitation, liability in negligence) for any loss, damages or costs (including consequential damage) relating to any use of the data. Data must not be used for direct marketing or be used in breach of the privacy laws.

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Schedule 2– Royalty Deed

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Royalty Deed Wards Well Area Stanmore SMC Pty Ltd ACN 009 713 875 Peabody (Bowen) Pty Ltd ACN 010 879 526

Level 22 Waterfront Place 1 Eagle Street Brisbane Qld 4000 Australia DX 102 Brisbane T +61 7 3119 6000 F +61 7 3119 1000 minterellison.com

ME_212469013_16

Royalty Deed
Wards Well Area

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Details

Date	[insert]
Parties

Name	Stanmore SMC Pty Ltd ACN 009 713 875
Short form name	Royalty Holder
Notice details	Level 32, 12 Creek Street, Brisbane QLD 4000 Email: rees.fleming@stanmore.net.au Copy: legal@stanmore.net.au Attention: Mr Rees Fleming

Name	Peabody (Bowen) Pty Ltd ACN 010 879 526
Short form name	Grantor
Notice details	Level 14, 31 Duncan Street, Fortitude Valley, Queensland 4006 Email: au_legal@peabodyenergy.com
Attention: Directors

Background
AThe Royalty Holder and the Grantor, amongst others, are parties to the Wards Well SPA.
BPursuant to the terms of completion under the Wards Well SPA, and as part of the consideration for the purchase by the Grantor of the Royalty Area, the Grantor agrees to pay the Royalty Holder the Royalty in accordance with the terms and conditions of this deed.
CThe parties have agreed to enter into this deed to record the terms of the Royalty and the basis on which it is to be paid to the Royalty Holder.

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Agreed terms
3.1.Defined terms & interpretation
1.1Defined terms
In this deed:
Accounting Standards means International Financial Reporting Standards (as adopted in Australia).
Add-back items means the aggregate of the following amounts (each to be expressed as a positive amount, except in the case of an unrealised net gain under sub-paragraph (i) which shall be expressed as a negative amount or as otherwise expressly stated):
(a)depreciation: any depreciation that was deducted in the calculation of the Project NPAT;
(b)amortisation: any amortisation that was deducted in the calculation of the Project NPAT;
(c)financing costs: any interest or financing costs that were deducted in the calculation of the Project NPAT that are not directly related to the Project and, for the avoidance of doubt, any interest and financing costs related to acquisition finance or other funding arrangements used for the acquisition under the Wards Well SPA are not and shall not be treated as directly relating to the Project;
(d)tax: the amount of any Tax (which may be a negative or positive amount) deducted in the calculation of the Project NPAT;
(e)tax losses: the amount by which the Grantor’s Tax paid to the ATO or Tax paid by one of its Related Bodies Corporate within the same tax consolidated group as the Grantor was or will be reduced because of Tax losses accumulated by the Grantor in connection with the Project and which were:
(i)utilised or consumed by, or otherwise reimbursed (either by cash or non-cash means, including by journal entry) by:
(A)the Grantor (as a result of profits generated from any of its other projects or operations); or
(B)by other Related Bodies Corporate of the Grantor within the Grantor’s tax consolidated group; or
(ii)otherwise transferred from the Grantor’s Project ledger or accounts to the accounts or ledger of a Related Body Corporate of the Grantor in the same tax consolidated group or to the accounts of ledger of another project or operation of the Grantor;
(f)other impairments: any other impairments (as defined in the Accounting Standards) not included in limbs (a) or (b) above and which were deducted in the calculation of the Project NPAT;
(g)non-operational items: once-off and/or non-operational provisions and adjustments (such as provisions under onerous contracts, provisions for legal claims, mark to market or unrealised gains or losses on hedging programs, in each case, to the extent deducted in calculating the Project NPAT;
(h)transaction costs: costs and expenses for all internal or third party transaction costs and advisor fees in respect of acquisition under the Wards Well SPA;
(i)revenue adjustments:

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(i)deemed revenue: sales revenue that would have been generated (whether or not actually generated) on Arm’s Length commercial terms in respect of a quantity of Coal produced from mining operations of the Royalty Area and either consumed, swapped or otherwise supplied by, with or to others (including any of the Grantor’s Related Bodies Corporate) on terms which are not commercial or at Arm’s Length, which will be determined as the market value of such quantity based on Arm's Length terms (by reference to appropriate pricing indices for such product if available) less any sales revenue received for such quantity for the relevant Calendar Quarter; and
(ii)non-ordinary course: to the extent not already included in the calculation of Project NPAT, any revenue or other income the Grantor receives in connection with activities permitted under an approved plan relating to operations of the Royalty Area, including the exercise of rights under the ‘Gas Rights Agreement’ (as defined in the Wards Well SPA) of the Grantor; and
(j)FX movements: the unrealised net gain or loss recognised in the Project NPAT as a result of converting currencies other than AUD into AUD, as required by relevant Accounting Standards.
Aggregate Royalty Amount means, in relation to:
(k)the Initial Royalty Phase, the Initial Aggregate Royalty Amount; and
(l)any other Royalty Phase, the Subsequent Aggregate Royalty Amount.
Allocation Methodology means an apportionment of a cost or expense (including a capital expenditure item) which must be based on the most appropriate and equitable basis of apportionment for the relevant type of cost or expense, having regard to reasonably accepted industry practice for such apportionment.
Agreed Rate means, for any day in a month, the annual interest rate that is the sum of:
(1)2%; and
(2)“corporate overdraft reference rate” (monthly charging cycle), ignoring any customer interest margin, quoted by the Commonwealth Bank of Australia on its public website for the last Business Day of the previous month (or, in the event that such a rate is not so published at or in respect of any relevant date, such other similar rate published by a major Australian commercial bank as agreed by the parties or, failing agreement, as determined by an Expert under clause 9.3).
Arm’s Length means in relation to a transaction or dealing, a transaction or dealing which might reasonably be expected to operate or apply between independent enterprises dealing wholly independently with one another and where neither bears the other any special duty or obligation and no special relationship exists between them.
Audit has the meaning given in clause 6.2(a)(ii).
Business Day means a day which is not a Saturday, Sunday or public holiday in Brisbane.
Calendar Quarter each three month period ending on 31 March, 30 June, 30 September and 31 December, as the case may be, provided that the last Calendar Quarter will commence on the day after the end of the previous Calendar Quarter and end on the date of termination of this deed.
Calendar Year means each year commencing on 1 January and finishing on 31 December.
Coal means saleable product coal which is extracted from the Royalty Area (including ROM Coal suitable for sale without processing).
Commencement Date means the date of this deed.

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Completion has the meaning given to that term in the Wards Well SPA.
Corporations Act means the Corporations Act 2001 (Cth).
Deductibles means the aggregate of the following amounts (each to be expressed as a negative amount):
(a)stamp duty: any stamp duty paid by the Grantor in respect of the transaction under the Wards Well SPA;
(b)tax: income tax that was:
(i)actually paid to the Australian Taxation Office in respect of earnings contributing to the calculation of the Project NPAT; or
(ii)attributable in relation to earnings contributing to the calculation of Project NPAT but which amounts may not have been paid to the ATO solely because there are carried forward losses offsetting such amounts from other operations of the Grantor or operations of other Related Bodies Corporate of the Grantor within the Grantor’s tax consolidated group or where the Grantor is part of an intercompany tax funding arrangement;
(c)leases: actual lease payments made in respect of a lease or hire purchase contract which would be permitted to be expensed in accordance with the Accounting Standards in force prior to 1 January 2019;
(d)impairment reversals: impairment reversals which are allowable under the Accounting Standards;
(e)Project Costs: the Project Costs; and
(f)allocated costs: any cost included in the calculation of Project NPAT to the extent that the cost benefited any operation other than the Project, provided that where that cost benefited other operations as well as the Project, the amount to be deducted must be determined in accordance with the Allocation Methodology.
Dispose means to assign, novate, transfer, deal with, part with possession or the benefit of, or alienate, whether by way of sale, declaration of trust or otherwise, and Disposal will have a corresponding meaning.
Dispute has the meaning given in clause 9.1(a).
Dispute Notice has the meaning given in clause 9.1(a).
Expert has the meaning given in clause 9.2(b).
Expert Determination Body means
(a)Resolution Institute (ACN 008 651 232) or any successor entity; or
(b)if no entity satisfies the requirements of paragraph (a), any entity nominated by the Grantor (acting reasonably) that:
(i)facilitates the determination of disputes by independent experts; and
(ii)publishes rules for the independent expert determination of disputes.
Expert Determination Rules means the rules published by the Expert Determination Body from time to time for the independent expert determination of disputes (which are, as at the date of this deed, the Resolution Institute Expert Determination Rules).
GAAP means generally accepted accounting principles in Australia, including IFRS.
Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including any town planning or

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development authority, public utility, environmental, building, health, safety or other body or authority) having jurisdiction, authority or power in Australia (whether federal, state or local) or any other part of the world.
IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
Indexed Amounts means:
(a)each Threshold Price;
(b)during the Repayment Period, the Project NPAT and the Net Adjustments; and
(c)each Nominated Royalty Amount.
Infrastructure Access Agreement means the ‘Infrastructure Access Agreement – North Goonyella’ between the parties dated on or about the date of deed.
Initial Aggregate Royalty Amount means the amount of Royalties actually paid or payable by the end of the Calendar Quarter immediately prior to the Calendar Quarter in which the aggregate of the Royalties paid under this deed would reach the Nominated Initial Royalty Amount but for the operation of clause 3.1(b).
Initial Royalty Phase means the period described in clause 3.1(a).
Initial Royalty Phase Volume has the meaning given in clause 3.1(a)(ii).
Inspection has the meaning given in clause 6.2(a)(i).
Lancewood Tenements means ML 4752 and ML 70443 issued under the Mining Act.
Law includes any law or legal requirement, including at common law, in equity, under any statute, regulation or by-law, any condition of any authorisation (including a mining tenement granted under the Mining Act, or an environmental authority issued under the Environmental Protection Act 1994 (Qld), and any decision, directive, guidance, guideline or requirements of any Governmental Agency).
Mining Act means the Mineral Resources Act 1989 (Qld).
Middle Seam means the Goonyella Middle Seam.
Net Adjustments means the aggregate of the Add-back Items and the Deductibles (which will be expressed as a positive number if the Add-Back Items are greater than the Deductibles or a negative number of the Deductibles are greater than the Add-Back Items).
New Project means the development of an underground mine to mine (including for gas) any part of the Royalty Area (other than the Middle Seam that is the subject of the Project) , including acquisition, exploration, development, mining, processing, commercialisation of gas, sales, marketing and other activities undertaken by or on behalf of the Grantor in relation to that mine, including those activities outside the Royalty Area within the area of the North Goonyella Mine and elsewhere in relation to that mine (including processing, handling and selling of Coal).
NG ML means ML 6949 issued under the Mining Act.
Nominated Initial Royalty Amount means US$200,000,000.
Nominated Royalty Amount means:
(d)in relation to the Initial Royalty Phase, the Nominated Initial Royalty Amount; and
(e)in relation to any other Royalty Phase, the Nominated Subsequent Royalty Amount.
Nominated Subsequent Royalty Amount has the meaning given in clause 3.2(a)(iii).
North Goonyella Mine means the coal mine located on the NG ML.

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PPSA means the Personal Property Securities Act 2009 (Cth).
Project Costs means the aggregate costs, expenses and liabilities actually paid or incurred directly relating to the Project (including where incurred prior to the Commencement Date) and including:
(f)the AUD Cash Payment and the USD Cash Payment (as those terms are defined in the Wards Well SPA), with the USD Cash Payment converted by the Grantor to AUD on the date of Completion in accordance with Accounting Standards;
(g)capital expenditure for the Project, including on new and existing plant, equipment, infrastructure and other works and activities on the Royalty Area and the North Goonyella Mine that directly relate to the development and mining of the Royalty Area (including example drifts, access ways and infrastructure to access the Royalty Area, transport coal for processing on and stockpile and load trains within the North Goonyella mine area); and
(h)sustaining capital expenditure that directly relates to the Project, in each case:
(i)excluding those assets recognised under AASB 16 in relation to Right of Use Lease assets; and
(j)if apportionment between the Project and other operations is necessary, as determined in accordance with the Allocation Methodology.
Project Profits means the aggregate of the Project NPAT and the Net Adjustments.
Project NPAT means the cumulative net profit after tax attributable to the Project, calculated in accordance with the Accounting Standards.
Project means the development of an underground mine to mine (including for gas) the Middle Seam of the Royalty Area including acquisition, exploration, development, mining, processing, commercialisation of gas, sales, marketing and other activities undertaken by or on behalf of the Grantor in relation to that mine and gas, including those activities outside the Royalty Area within the area of the North Goonyella Mine and elsewhere in relation to that mine (including processing, handling and selling of Coal).
RCTI has the meaning given in clause 10.5(b).
Related Bodies Corporate means has the meaning given in the Corporations Act.
Repayment Date means the end of the Calendar Quarter in which the Project Profits have reached or exceeded zero.
Repayment Period means the period commencing on the Commencement Date and ending on the Repayment Date.
ROLR Interest has the meaning given in clause 8.4(b).
ROLR Notice has the meaning given in clause 8.4(b).
ROM Coal means run of mine coal mined within the Royalty Area.
Royalty means a royalty payable by the Grantor to the Royalty Holder under clause 2 and calculated in accordance with Schedule 2.
Royalty Area means the area of the Tenements depicted in the plan in Schedule 1 that is in pink shading and identified as the Collective Peabody Area.
Royalty Phase means:
(k)the Initial Royalty Phase; or
(l)any additional royalty phase nominated by the Grantor in a Royalty Phase Notice,

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(as applicable).
Royalty Phase Notice has the meaning given in clause 3.2(a).
Royalty Phase Volume means:
(m)in relation to the Initial Royalty Phase, the Initial Royalty Phase Volume; and
(n)in relation to any other Royalty Phase, the Subsequent Royalty Phase Volume included in the Royalty Phase Notice for that Royalty Phase.
Royalty Records means books, accounts, records, data and documentation (including in electronic form):
(o)reasonably required to calculate and verify the calculation and the amount of the Project Costs and Project Profits through until the Repayment Date;
(p)in respect of the quantity (expressed in metric tonnes) of Coal mined from within the Royalty Area for each Calendar Quarter; and/or
(q)reasonably required to calculate and verify the calculation and the amount of the Royalty for each Calendar Quarter.
Royalty Security Deed means the ‘Royalty Security Deed – Wards Well Area’ entered into between the parties on or around the date of this deed.
Royalty Statement means, for a Calendar Quarter, a written statement specifying the total quantity of Coal Sold during that Calendar Quarter, together with:
(r)full details of the calculation of the Royalty payable for that Calendar Quarter, including details of each variable used in that calculation;
(s)the Royalty (if any) for that Calendar Quarter payable to the Royalty Holder;
(t)any additional information reasonably required to enable the Royalty Holder to verify the accuracy and calculation of the Royalty for that Calendar Quarter; and
(u)in respect of the period prior to the Repayment Date, the Project Profits and any additional information reasonably required to enable the Royalty Holder to verify the accuracy and calculation of the Project Profits, including full details and information reasonably required to enable the Royalty Holder to assess whether or not Project Costs or other costs used in the calculation of the Project Profits have been allocated to the Project in accordance with the Allocation Methodology, provided that where the Royalty Holder is required to provide a Royalty Statement in respect of a Calendar Year under clause 2.2, references above to a 'Calendar Quarter' will be deemed to be to the relevant 'Calendar Year' to the extent applicable.
Sale Agreement has the meaning given in clause 8.4(b)(i).
Sold means, in respect of Coal:
(v)Coal sold or supplied to; or
(w)Coal consumed at a location other than on the Royalty Area or the North Goonyella Mine by, others (including to or by any of the Grantor's Related Bodies Corporate) and Sell shall have a corresponding meaning.
Subsequent Aggregate Royalty Amount means, in relation to a Royalty Phase, the amount payable by the end of the Calendar Quarter immediately prior to the Calendar Quarter in which the aggregate of the Royalties paid during the relevant Royalty Phase would reach the Nominated Subsequent Royalty Amount for the Royalty Phase but for the operation of clause 3.1(b).

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Subsequent Royalty Phase Volume has the meaning given in clause 3.2(a)(i).
Tax means any tax (including income tax), levy, charge, impost, fee, deduction, goods and services tax, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above.
Tenements means the following tenements granted under the Mining Act:
(x)ML 1790; and
(y)ML 70495,
and after the Commencement Date includes any application for a mining lease in respect of the Royalty Area or mineral development licence, and any extension, renewal, variation, conversion, amalgamation, replacement or substitution of a mining lease, mineral development licence or exploration permit for coal, which is granted in respect of the whole or part of the Royalty Area on the application of the Grantor or with the consent of the Grantor.
Third Party means any person who is not the Grantor or the Royalty Holder or a Related Body Corporate of the Grantor or the Royalty Holder.
Third Party Assignee has the meaning given in clause 8.4(a).
Threshold Prices means each of the Low Threshold Price, Mid Threshold Price and High Threshold Price (as those terms are defined in clause 1 of Schedule 2) as indexed in accordance with clause 5.
Wards Well SPA means the ‘Sale and Purchase Agreement – Wards Well’ between the parties dated October 26, 2023.
1.2Interpretation
In this deed, except where the context otherwise requires:
(1)the singular includes the plural and vice versa, and a gender includes other genders;
(2)another grammatical form of a defined word or expression has a corresponding meaning;
(3)a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this deed, and a reference to this deed includes any schedule or annexure;
(4)a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;
(5)a reference to $, US$, $US or dollars is to the currency of the United States of America and a reference to AUD or A$ is to the currency of Australia;
(6)where amounts are required to be converted into or from AUD, such amounts shall be converted using the exchange rate between AUD and the relevant currency as determined by reference to the spot reference rate between the two currencies at 4.00pm (Australian Eastern Daylight Time) on the relevant date of determination (with such date determined in accordance with the Accounting Standards) as published by the Reserve Bank of Australia or, if no such rate is quoted on that date, on the first preceding date on which such rates are quoted;
(7)a reference to time is to Brisbane, Queensland time;
(8)a reference to Mt is to million metric tonnes and a reference to t is to metric tonnes;

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(9)a reference to a party is to a party to this deed, and a reference to a party to a document (including this deed) includes the party's executors, administrators, successors and permitted assigns and substitutes;
(10)a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;
(11)a reference to a body (including an institute, association or authority), whether statutory or not, which ceases to exist or whose powers or functions are transferred to another body, includes a reference to the body which replaces it or which substantially succeeds to its powers or functions;
(12)a reference to a statute, ordinance, code or other Law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;
(13)the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions; and
(14)a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparing of this deed or any part of it.
1.3Headings
Headings are for ease of reference only and do not affect interpretation.
3.2.Royalty obligation
4.1Grant of Royalty
The Grantor agrees to grant and to pay the Royalty to the Royalty Holder in accordance with this deed.
4.2Provision of Royalty Statement
The Grantor must provide a Royalty Statement (even if no Royalty for a Calendar Quarter is payable):
(1)from the Commencement Date until the date that is 3 months prior to the Grantor’s forecast Repayment Date, for each Calendar Year, within 14 Business Days of the end of the Calendar Year;
(2)on the date that is 3 months prior to the Grantor’s forecast Repayment Date; and
(3)from the Grantor’s forecast Repayment Date, for each Calendar Quarter, within 10 Business Days of the end of that Calendar Quarter.
4.3Calculation and payment of Royalty
(1)Within 10 Business Days of the end of each Calendar Quarter after the Repayment Date (or, if the Repayment Date falls within a Calendar Quarter, 10 Business Days of the end of the Calendar Quarter in which the Repayment Date falls), the Grantor must:
(1)calculate the Royalty for that Calendar Quarter in accordance with Schedule 2; and
(2)give the Royalty Holder a Royalty Statement for that Calendar Quarter (even if no Royalty for that Calendar Quarter is payable).

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(2)For the avoidance of doubt, the Grantor’s obligation to pay the Royalty in respect of Coal produced from the Project continues after the Repayment Date:
(1)irrespective of changes in the Project Profit that may occur after the Repayment Date including if the Project Profit becomes a negative number; and
(2)such that, subject to clause 3.3, there is no subsequent Repayment Date or Repayment Period in respect of any further Royalty Phase.
4.4Quarterly invoice
(1)If a Royalty payment is consideration for a taxable supply:
(1)if clause 10.6 applies, the Grantor must at the same time as the Grantor provides the Royalty Statement to the Royalty Holder, provide the Royalty Holder a RCTI for the amount of the Royalty for that Calendar Quarter (if any), and, if any Royalty for that Calendar Quarter is payable, pay to the Royalty Holder the Royalty for that Calendar Quarter; or
(2)if clause 10.6 does not apply, upon receipt of the Royalty Statement, the Royalty Holder must provide a tax invoice to the Grantor in accordance with the Royalty Statement received.
(2)Following the Repayment Date, the Grantor must, before the end of the month after the end of the relevant Calendar Quarter, pay to the Royalty Holder the Royalty amounts payable for that Calendar Quarter (if any) set out in the RCTI or the tax invoice for that Calendar Quarter (as applicable).
4.5Payments
(1)All amounts payable by the Grantor to the Royalty Holder under this deed must be paid in US$ in immediately available funds, without set-off, counter-claim or deduction for any reason (unless required by Law), by electronic payment into the bank account nominated by the Royalty Holder (from time to time).
(2)Despite clause 2.5(a), if:
(1)the Grantor fails to give a Royalty Phase Notice in accordance with clause 3.2(a) and clauses 3.2(c) and 3.2(d) apply; and
(2)the Grantor subsequently gives a Royalty Phase Notice in respect of the relevant Royalty Phase, then the Grantor may set off any payments it has made under clauses 3.2(c) against the amount it pays or is required to pay under clauses 3.2(d) (and must provide the Royalty Holder with a detailed statement setting out such calculation) so that the Grantor’s payments for each Subsequent Royalty Phase is the amount that it would have paid if the Grantor had given the Royalty Phase Notice in accordance with clause 3.2(a).
4.6Overdue amounts
If the Grantor fails to pay all or any part of the Royalty due under this Deed on or before the due date described in clause 2.4(b), the Grantor must also pay to the Royalty Holder on demand, interest on the amount from the due date (up to and including the date upon which the outstanding amount is paid in full), calculated on a daily basis at the Agreed Rate and which amount is added to the balance of the outstanding amount at monthly intervals.

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3.3.Royalty Phases
5.1Initial Royalty Phase
(1)The Initial Royalty Phase:
(1)commences on the Commencement Date; and
(2)continues until the date that the Grantor has produced and Sold 120 Mt of Coal from the Project (Initial Royalty Phase Volume).
(2)The Grantor’s obligation to pay the Royalty in respect of Coal Sold from the Royalty Area during the Initial Royalty Phase will cease once the aggregate amount of Royalties that have been paid to the Royalty Holder in respect of the Initial Royalty Phase Volume in accordance with this deed (and all deeds of novation, assignment and assumption entered into under clause 8 or otherwise), equals the Initial Aggregate Royalty Amount (being an amount which remains to be determined in accordance with this deed).
(3)Notwithstanding clauses 3.1(b), if the Grantor wishes to produce or Sell Coal in excess of the Initial Royalty Phase Volume, the Grantor must provide a further Royalty Phase Notice, failing which clause 3.2(c) applies.
5.2Subsequent Phase Notice
(1)The Grantor may at any time give notice to the Royalty Holder of its expectation of or intention to produce Coal from the Project exceeding the Initial Royalty Phase Volume or a Subsequent Royalty Phase Volume (as applicable), and the consequential expected commencement of a further Royalty Phase, which notice must contain:
(1)an estimate of the volume of Coal the Grantor anticipates to sell during the next Royalty Phase (Subsequent Royalty Phase Volume);
(2)the date for commencement of the new Royalty Phase, being the date the Grantor expects to exceed the Initial Royalty Phase Volume or Subsequent Royalty Phase Volume (as applicable); and
(3)the royalty amount for the next Royalty Phase (calculated in accordance with clause 3.2(b)) (Nominated Subsequent Royalty Amount),
(Royalty Phase Notice).
(2)The Nominated Subsequent Royalty Amount for each Royalty Phase Notice must be calculated using the following formula:
Where:
(1)Nominated Subsequent Royalty Amountn is the Nominated Subsequent Royalty Amount for Royalty Phase n;
(2)NIRA is the Nominated Initial Royalty Amount, adjusted for indexation in accordance with clause 5 (as at the date of the Royalty Phase Notice); and
(3)SRVn is the Subsequent Royalty Phase Volume (in metric tonnes) included in the Royalty Phase Notice for Royalty Phase n.
(3)If the Grantor does not give a new Royalty Phase Notice to the Royalty Holder under clause 3.2(a) and continues to Sell Coal beyond the Royalty Phase Volume for the previous Royalty Phase then notwithstanding anything in clauses 3 and 3.3, the Grantor will pay a Royalty on all Coal Sold beyond the Royalty Phase Volume, calculated in

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accordance with clause 2 of Schedule 2 until it has given a Royalty Phase Notice or mining production is permanently ceased from the Project.
(4)Without limiting clause 3.2(c) if a Royalty Phase Notice is given, the Grantor must pay the Royalty in relation to that Royalty Phase until the Royalties applicable to that Royalty Phase that have been paid to the Royalty Holder in accordance with this deed and all deeds of assignment and assumption entered into under clause 8 or otherwise at that time during that Royalty Phase equals the Aggregate Royalty Amount for that Royalty Phase (being an amount which remains to be determined in accordance with this deed).
5.3New Project
(1)The Grantor may at any time give notice to the Royalty Holder of its expectation of Coal production from a New Project (New Project Notice).
(2)Subject to 3.3(c), if a New Project Notice is given to the Royalty Holder, the Grantor agrees to grant and to pay a royalty in respect of the New Project pursuant to the terms of this Deed on the basis that references to “Project” in this Deed will be deemed to be references to “New Project” for such purposes;
(3)In circumstances where, in respect of the current Royalty Phase at the time the New Project Notice is given (Current Royalty Phase), the Royalty Phase Volume for the Current Royalty Phase has not been reached, then:
(1)the giving of the New Project Notice does not end the Current Royalty Phase;
(2)the Royalty for the Current Royalty Phase will continue to be payable including from any Coal Sold from the New Project until such time as the Royalty Phase Volume for the Current Royalty Phase is met notwithstanding that the Project Profits for the New Project may be negative , but subject always to clauses 3.1(b) and 3.2(d) (as applicable);
(3)only upon the Grantor giving a Royalty Phase Notice for a subsequent Royalty Phase (Next Royalty Phase), shall there be a new Repayment Date applicable to that New Project such that the royalty for that Next Royalty Phase will not be payable until the Project Profits in respect of that New Project equal or exceed zero, except that revenue derived by the Grantor in respect of the Current Royalty Phase (including from any Coal Sold from the New Project until such time as the Royalty Phase Volume for the Current Royalty Phase is met) will not be included in the calculation of Project Profits for the New Project; and
(4)for the avoidance of doubt:
(1)the Project and a New Project (and any further New Projects) may run concurrently including with respect to the payment of royalties; and
(2)costs incurred and/or included in the calculation of Project Costs for the Project must not be included in the calculation of Project Costs for any New Project.
3.4.Acknowledgment
The parties acknowledge and agree that:
(1)notwithstanding anything in this deed and without limiting clause 4(b), the Grantor will not have any obligation to pay any Royalty on any Coal Sold during the Repayment Period; and

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(2)Coal Sold during the Repayment Period will count toward the Royalty Phase Volume for the relevant Royalty Phase if a Royalty Phase Notice was given by the Grantor in relation to the Royalty Phase.
3.5.Indexation
Notwithstanding any other provision of this deed, from the Commencement Date, each of the Indexed Amounts referred to in this deed, and then as applicable at the end of each Calendar Quarter as revised in accordance (in each case referred to as the Current Index Amount) is increased at the beginning of the following Calendar Quarter in accordance with the following formula:
Where:
(1)B means the CPI Number last published before the first day of the Calendar Quarter;
(2)C means the CPI Number last published before the first day of the previous Calendar Quarter;
(3)CPI Number means:
(1)the Consumer Price Index (Australia All Groups) number published from time to time by the Australian Bureau of Statistics; and
(2)if the Consumer Price Index (Australia All Groups) is suspended or discontinued, the index published by the Australian Bureau of Statistics which reflects the cost of living in Australia, as determined by:
(1)agreement between the parties; or
(2)if the parties are unable to agree, the president of the Australian Institute of Chartered Accountants or by some person nominated by him or her, whose decision is conclusive and binding; and
(4)New Amount means the relevant Indexed Amount applicable for the Calendar Quarter.
3.6.Royalty Records
7.1Royalty Records to be kept and maintained
(1)The Grantor must, for the period required in accordance with clause 6.1(b), keep and maintain true, accurate and complete Royalty Records in accordance with applicable law, generally accepted Australian mining industry practice and the Accounting Standards in respect of financial records.
(2)Royalty Records relating to the calculation of the Royalty for a Calendar Quarter must be kept and maintained until the later of:
(1)the date when retention is no longer required by applicable Law;
(2)the date which is five years after the date on which the Grantor gives the Royalty Holder the Royalty Statement for that Calendar Quarter; and
(3)if a Dispute arises prior to the expiry of the period in clause 6.1(b)(ii) above in respect of the calculation or payment of the Royalty for that Calendar Quarter, the date on which that Dispute is resolved in accordance with clause 9.

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7.2Audit of Royalty Records
(1)Subject to clauses 6.2(b) and 6.2(c), following the Commencement Date the Royalty Holder may, upon at least 20 Business Days’ prior notice to the Grantor:
(1)inspect any operations carried on within the Royalty Area (Inspection); and
(2)appoint an independent reputable experienced auditor or accountant nominated by the Royalty Holder to inspect at a location in Brisbane, audit, copy and report on all Royalty Records to be kept and maintained by the Grantor under clause 6.1(a) (Audit), in each case during normal business hours and for the sole purpose of determining whether the Grantor has:
(3)complied with its obligations under this deed;
(4)correctly calculated Project Profits (including in respect of the application of the Allocation Methodology); and
(5)correctly calculated and paid the Royalty,
and provided that prior to any such Inspection the nominated person has entered into a confidentiality deed on terms reasonably acceptable to the Grantor.
(2)The Royalty Holder is not entitled to carry out more than one Inspection, or more than one Audit, in any 12 month period, unless an Inspection or an Audit identifies:
(1)material breaches by the Grantor of its obligations under this deed; or
(2)a manifest error in the calculation of the Royalty,
in which case this clause will not limit the Royalty Holder's right to carry out a further Inspection or Audit within that period.
(3)The Royalty Holder is not entitled to carry out an Audit in respect of the Royalty Records relating to the calculation of the Royalty for a Calendar Quarter unless the Audit is commenced within 4 years after the date on which the Grantor gives the Royalty Holder the Royalty Statement for that Calendar Quarter, unless an Audit identifies:
(1)material breaches by the Grantor of its obligations under this deed; or
(2)a manifest error in the calculation of the Royalty,
in which case this clause will not limit the Royalty Holder’s right to carry out a further Inspection or Audit in respect of that Calendar Quarter or prior periods provided that such further Inspection or Audit is commenced within 6 months of the completion of the Audit that identified such material breaches or manifest error .
(4)The auditor or accountant nominated by the Royalty Holder to conduct an Audit must be appointed on the basis that it will only disclose to the Royalty Holder whether or not the Grantor has complied with its obligations under this deed and/or correctly paid the Royalty, and such auditor or accountant must not disclose to the Royalty Holder any Royalty Records to which it is given access in the conduct of the Audit, except to the extent required to disclose those matters.
(5)The Grantor must, at the Royalty Holder’s cost, provide reasonable assistance to the Royalty Holder or the auditor or accountant appointed by the Royalty Holder in relation to the conduct of its Inspection or Audit (as applicable), provided that in undertaking any Inspection or Audit, the Royalty Holder or auditor or accountant appointed by the Royalty Holder (as applicable) must:

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(1)not unreasonably interfere with or disrupt the business, activities or operations of the Grantor or any of its Related Bodies Corporate; and
(2)comply with all reasonable directions given by or on behalf of the Grantor or any of its Related Bodies Corporate in relation to health, safety and site access.
(6)Any Inspection undertaken by the Royalty Holder will be at the cost and risk of the Royalty Holder.
(7)Any Audit undertaken on behalf of the Royalty Holder will be at the cost of:
(1)the Grantor if the Audit reveals that the Grantor has underpaid Royalties payable for a Royalty Phase under clause 2 by, in aggregate, an amount greater than 2.5% of all Royalties payable for the Royalty Phase or in respect of the period being audited; or
(2)the Royalty Holder in all other cases.
3.7.No ability to compel or restrict operations
(1)Nothing in this deed:
(1)grants the Royalty Holder an interest in any Tenements, the Royalty Area (or the NG ML);
(2)obliges the Grantor to carry out any coal exploration, development, production, sales or other operations or activities in respect of or within the Royalty Area (or the NG ML);
(3)restricts the Grantor from carrying out any coal exploration, development, production or other operations or activities in respect of or within the Royalty Area (or the NG ML); or
(4)gives the Royalty Holder the right to compel or to require the Grantor to carry out any coal exploration, development, production or other operations or activities in respect of or within the Royalty Area (or the NG ML).
(2)The Royalty Holder agrees and acknowledges that to the extent the Grantor carries out, or causes to be carried out, any coal exploration, development, production or other operations or activities in respect of or within the Royalty Area (or the NG ML), the Grantor is not required to seek:
(1)the consent of the Royalty Holder before commencing, altering, suspending or discontinuing any such operations or activities; or
(2)any input or consultation whatsoever from the Royalty Holder in respect of such operations or activities.
3.8.Disposals
8.1By the Grantor
(1)Without limiting clause 8.1(c), the Grantor must:
(1)transfer its rights and obligations under this deed to any party to whom the Grantor Disposes of part of (and to that extent) or the whole of its interest in the Royalty Area to; and
(2)in the event of a Disposal under clause 8.1(a)(i), prior to any such Disposal taking effect, procure and provide to the Royalty Holder:

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(1)a deed of covenant from the transferee under which the transferee agrees to be bound by this deed and the Royalty Security Deed and to assume and discharge all of the obligations of the Grantor under this Deed and the Royalty Security Deed to the extent of the Disposal of the Grantor's interest in the Royalty Area.
(2)a duly executed ‘royalty security deed’ by the transferee (in the same form as the Royalty Security Deed) under which the transferee grants a security interest in favour of the Royalty Holder in respect of the transferee’s interest in the Tenements and Royalty Area to secure the performance of the transferee’s obligations under this Deed and the deed of covenant referred to in clause 8.1(a)(ii)(A); and
(3)if a security interest is, or is proposed, or will be allowed to subsist over any part of the transferee’s interests in the Tenements and Royalty Area, a duly executed ‘deed of priority’ to be entered into by the relevant security holder of the transferee and the Royalty Holder under which the security holder agrees the security interests of the Royalty Holder in respect of the Tenements and Royalty Area will at all times rank in priority until the date those security interests are fully and finally released.
(2)Upon the above deeds becoming fully effective and the relevant transfer completing, the Royalty Holder agrees (but without prejudice to the terms of the relevant deeds) the Grantor will thereafter be released of those obligations which the transferee has agreed to assume, be bound by and perform, provided that each Party’s rights that accrued prior to the transfer (subject to the terms of the relevant deeds) survive the transfer and do not merge on or due to completion or registration of the transfer.
(3)The Grantor must not, without the prior written consent of the Royalty Holder, Dispose of part of or the whole of its interest in the Royalty Area unless the transferee is financially and technically capable of complying with the terms and conditions of this deed.
8.2By Royalty Holder
Except as set out in clauses 8.4, the Royalty Holder must not Dispose of all or any part of its rights under this deed (including the right to be paid all or part of the Royalty) except with the Grantor’s prior written consent (which may be withheld or refused in the Grantor’s absolute discretion).
8.3Registration under the Mining Act
The Parties agree to use their reasonable endeavours to register the Royalty Security Deed against each Tenement in accordance with the Mining Act and agree that:
(1)if the Royalty Security Deed is not able to be registered against the Tenements under the Mining Act, the Grantor must execute a mortgage in registerable form on substantially the same terms as the Royalty Security Deed and endeavour to register it against the Tenements in accordance with the Mining Act; and
(2)if neither the Royalty Security Deed nor a mortgage can be registered or recorded under the Mining Act, the Royalty Holder may lodge a caveat under the Mining Act to protect its interest under this Deed, the Royalty Security Deed and/or that mortgage (as the case may be), and the Grantor consents to the caveat being lodged and if required by the relevant law for the caveat to be non-lapsing.
8.4Disposal to a Third Party Assignee
(1)The Royalty Holder may only Dispose all or a proportional part of its rights under this deed (including the right to be paid all or part of the Royalty) to any Third Party (Third Party

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Assignee) if the requirements of this clause 8.4 have first been complied with by the Royalty Holder.
(2)If the Royalty Holder wishes to Dispose all or part of its rights under this deed (including the right to be paid all or part of the Royalty) to any Third Party Assignee (ROLR Interest), then:
(1)after the Royalty Holder and the Third Party Assignee have in good faith agreed the agreement under which the Royalty Holder will Dispose of the ROLR Interest to the Third Party Assignee (Sale Agreement); but
(2)prior to the Royalty Holder or the Third Party Assignee executing the Sale Agreement, the Royalty Holder must give to the Grantor a notice (ROLR Notice) which meets the requirements of clause 8.4(c).
(3)A ROLR Notice required under clause 8.4(b) must:
(1)specify the details of the ROLR Interest that the Royalty Holder proposes to Dispose to the Third Party Assignee (including the consideration); and
(2)attach a copy of the Sale Agreement containing those amendments necessary to account for the Grantor being a party to the Sale Agreement instead of the Third Party Assignee and to exclude items related to any other matter other than the transfer of the ROLR Interest.
(4)A ROLR Notice constitutes an irrevocable and binding offer from the Royalty Holder to enter into the Sale Agreement in the form attached to the ROLR Notice with the Grantor.
(5)If the consideration payable for the ROLR Interest is not expressed in the Sale Agreement as a cash amount or if Grantor does not accept the consideration payable, the Grantor may, within 15 Business Days after receipt of the ROLR Notice, issue a notice to the Royalty Holder requiring:
(1)the parties seek to agree a cash value for the ROLR Interest; and
(2)if the parties cannot reach agreement within 5 Business Days, the cash value of the ROLR Interest to be independently valued in accordance with clause 8.4(f).
(6)If the cash value of the ROLR Interest is to be independently valued in accordance with clause 8.4(e)(ii), the Grantor must nominate an Expert in accordance with clause 9.3 to value the ROLR Interest.
(7)Within 2 weeks after the later of:
(1)its receipt of a ROLR Notice; and
(2)the cash value of the ROLR Interest being determined in accordance with clauses 8.4(e) and 8.4(f), the Grantor may, by notice to the Royalty Holder, accept the Royalty Holder’s offer under the ROLR Notice for the consideration expressed in the ROLR Notice, or as agreed or as determined or agreed in accordance with clause 8.4(e) and 8.4(f), in which case the Royalty Holder and the Grantor must as soon as possible, and in any event within 5 Business Days, after the Royalty Holder’s receipt of such notice each execute the Sale Agreement in the form attached to the ROLR Notice for the consideration expressed in the ROLR Notice, or as agreed or as determined or agreed in accordance with clause 8.4(e) and 8.4(f) (and with any further amendments that may be mutually agreed by the parties, each acting reasonably).

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(8)If the Grantor does not accept the Royalty Holder’s offer under the ROLR Notice within the 2 week period applying under clause 8.4(g), the Royalty Holder may enter into the Sale Agreement (without amendment) with the relevant Third Party Assignee.
(9)If the Royalty Holder does not execute the Sale Agreement by the date that is two months after the Grantor’s receipt of the ROLR Notice, the Royalty Holder will not be permitted to enter into the Sale Agreement or otherwise Dispose of the ROLR Interest to the Third Party Assignee, and the Royalty Holder must re-comply with the provisions of this clause 8.4 if it wishes to Dispose of the ROLR Interest under this clause 8.4.
(10)If the Royalty Holder and the relevant Third Party Assignee execute the Sale Agreement by the date that is two months after the Grantor's receipt of the ROLR Notice, the Royalty Holder must not, without the Grantor’s prior written consent, agree to amend any provision of the Sale Agreement (including the purchase price payable for the ROLR Interest) in a way which would result, when taken as a whole, in the terms of the amended Sale Agreement being more favourable to the Third Party Assignee than the terms of the Sale Agreement attached to the ROLR Notice.
8.5Royalty Security
(1)The parties acknowledge that the Royalty Holder and the Grantor executed the Royalty Security Deed subject to, and in accordance with, the terms of the Wards Well SPA.
(2)If the Royalty Holder Disposes all or part of its rights under this deed (including the right to be paid all or part of the Royalty) to any person in accordance with this clause 7, the Royalty Holder must at the same time transfer to such person (or otherwise ensure that such person is entitled to) a corresponding portion of the Royalty Holder’s rights, interests and benefits and ensure that such person becomes liable for a corresponding portion of the Royalty Holder’s obligations and liabilities, under the Royalty Security Deed including to enter into covenant deeds or similar.
3.9.Disputes
9.1Notification of Disputes
(1)If any Claim, dispute or question (Dispute) arises between the Grantor and any other party or parties under or in connection with this deed, a party to the Dispute may give to the other party or parties to the Dispute a notice (Dispute Notice) specifying reasonable details of the Dispute and referring it for resolution in accordance with this clause 9.
(2)Unless otherwise expressly provided to the contrary in this deed, a Dispute must be resolved in accordance with this clause 9.
(3)Nothing in this clause 9 will prevent a party from seeking urgent injunctive relief from a court.
9.2Chief executive officer resolution
(1)Within 20 Business Days after the giving of a Dispute Notice, any Dispute must be referred in the first instance to the chief executive officer (or a nominee appointed by the chief executive officer with the authority to settle the Dispute on behalf of the relevant party) of each party who must negotiate in good faith for resolution of the Dispute.
(2)If the Dispute is not resolved within 20 Business Days after the referral under clause 9.2(a), or in the event that either chief executive officer appoints a nominee that is unacceptable to the other parties to the Dispute, then the relevant Dispute:

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(1)must, if the Dispute arises between the Parties solely in relation to the calculation of the Royalty payable by the Grantor to the Royalty Holder under this Deed or in connection with an Audit; and
(2)may, in any other case, by agreement of the parties,
be referred for resolution by an expert (Expert) in accordance with clause 9.3, or, in all other cases, may be determined in accordance with clause 9.5.
9.3Expert determination
If any Dispute is required to be referred to an Expert under clause 9.2 or otherwise in accordance with the terms of this deed, then:
(1)the Dispute will be submitted to an expert in accordance with, and subject to, the Expert Determination Rules in force at the time the Dispute is required to be referred to an expert;
(2)the parties agree to comply with such Expert Determination Rules in respect of the Dispute;
(3)the parties must comply with, and do all things necessary to satisfy and to give effect to, the reasonable requirements of the Expert Determination Body or the Expert (including providing relevant indemnities and paying any charges or fees) in connection with their engagement;
(4)the Expert will determine the Dispute acting as an expert only and not as an arbitrator;
(5)in the absence of fraud or manifest error, the Expert’s decision will be final and binding upon the parties; and
(6)subject to clause 9.6:
(1)the costs of the Expert, and any advisers engaged by the Expert, will be borne equally by the parties to the Dispute unless determined otherwise by the Expert; and
(2)each party to the Dispute will bear its own legal costs, and the costs of any advisers to it, in respect of the Dispute resolution process under this clause 9 unless determined otherwise by the Expert; and
(7)if the Dispute relates solely to the application of the Allocation Methodology, the parties will use reasonable endeavours to seek to have the Expert resolve the Dispute as soon as reasonably practicable, which shall include requesting the Expert to:
(1)consider the Dispute based on written submissions only; and
(2)issue its Expert Determination within 20 Business Days of the Expert’s appointment.
9.4Parties to continue to perform
Prior to the resolution of the Dispute, the parties must continue to perform their respective obligations under this deed including all pre-existing obligations the subject of the Dispute, except only to the extent that lack of resolution of the Dispute prevents such performance.
9.5Determination by court
If any Dispute (other than Disputes referred to an Expert for determination in accordance with clause 9.3) is not otherwise resolved in accordance with this clause 9, then the Dispute may be referred to one of the courts of the State of Queensland sitting in Brisbane.

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9.6Dispute about Royalty
(1)Notwithstanding anything to the contrary in this deed, the parties may only give each other a Dispute Notice in respect of any obligation to pay a Royalty (including for the avoidance of doubt, in respect of the calculation of Project Profits even if such calculation will not result in an obligation to a pay a Royalty at that time), or the Royalty paid, for a Calendar Quarter within two years after the date on which the Grantor gives the Royalty Holder the Royalty Statement for that Calendar Quarter or within one year after an Audit relevant to the matter conducted under clause 6.2 has concluded (notwithstanding that such date may fall after the date that is two years after the date on which the Grantor gives the Royalty Holder the Royalty Statement for that Calendar Quarter). If the Royalty Holder fails to give a Dispute Notice within such period (as applicable), the Royalty Holder will have no right or ability whatsoever to challenge or dispute (and will be barred from challenging or disputing) the Royalty paid or payable for the applicable Calendar Quarter.
(2)Without limiting the Royalty Holder’s rights under clause 9.5, if:
(1)the Royalty Holder gives the Grantor a Dispute Notice in respect of any matters relevant to the calculation of the amount of the Royalty for a Calendar Quarter; and
(2)the amount of the Royalty for that Calendar Quarter which is subsequently agreed by the parties, or determined in accordance with this clause 9, to be properly payable for that Calendar Quarter is more than the Royalty for that Calendar Quarter specified in the Royalty Statement for that Calendar Quarter, then:
(3)if the Dispute has been referred to an Expert, the costs of the Expert and any advisers engaged by the expert will be borne by the Grantor; and
(4)in any case, the Grantor must immediately, upon demand by the Royalty Holder, pay to the Royalty Holder:
(1)all costs and expenses reasonably incurred by the Royalty Holder in connection with the investigation and verification of the amount of the Royalty for that Calendar Quarter;
(2)all costs and expenses (including legal costs and expenses on a full indemnity basis and the costs of any advisors engaged by it) reasonably incurred by the Royalty Holder in connection with the Dispute; and
(3)the amount by which the Royalty for that Calendar Quarter which is agreed by the parties or determined in accordance with this clause 9 to be properly payable for that Calendar Quarter is more than the Royalty for that Calendar Quarter specified in the Royalty Statement for that Calendar Quarter, together with interest on that amount in accordance with clause 2.6.
(3)If:
(1)the Royalty Holder gives the Grantor a Dispute Notice in respect of any matters relevant to the calculation of the amount of the Royalty for a Calendar Quarter or Calendar Quarters;
(2)the amount of the Royalty for all such Calendar Quarters agreed by the parties, or determined in accordance with this clause 9, to be properly payable for that Calendar Quarter is not more than the Royalty for that Calendar Quarter specified in the Royalty Statement for that Calendar Quarter; and

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(3)the Grantor had given all reasonable information to the Royalty Holder in relation to the subject matter of the Dispute Notice prior to the issue of the Dispute Notice, then:
(4)if the Dispute has been referred to an Expert, the costs of the Expert and any advisers engaged by the Expert will be borne by the Royalty Holder; and
(5)in any case, the Royalty Holder must immediately, upon demand by the Grantor, pay to the Grantor:
(1)all costs and expenses incurred by the Grantor in connection with the investigation and verification of the amount of the Royalty for that Calendar Quarter;
(2)all costs and expenses (including legal costs and expenses on a full indemnity basis and the costs of any advisors engaged by it) incurred by the Grantor in connection with the Dispute; and
(3)the amount (if any) by which the Royalty for that Calendar Quarter which is agreed by the parties or determined in accordance with this clause 9, to be properly payable for that Calendar Quarter is less than the Royalty for that Calendar Quarter specified in the Royalty Statement for that Calendar Quarter, together with interest on that amount in accordance with clause 2.6 if the Grantor was named in that clause in place of the Royalty Holder.
3.10.GST
10.1Construction
The terms "GST", "GST law" and other capitalised terms used but not otherwise defined in this clause 10 have the meanings given to them by the A New Tax System (Goods and Services Tax) Act 1999 (Cth) (as amended from time to time) or any replacement or other relevant legislation and regulations, except that "GST law" also includes any other legislation enacted to validate, recapture or recoup tax collected as GST.
10.2Consideration GST Exclusive
Unless otherwise stated, all amounts payable by the recipient of a Supply (Recipient) to the party making the Supply (Supplier), howsoever described in this deed, do not include GST.
10.3Payment of GST
If a Supply under this deed is subject to GST, the Recipient must pay to the Supplier an additional amount equal to the amount payable in relation to that Supply multiplied by the prevailing GST rate.
10.4Timing of Payment
Subject to clause 10.5, the additional amount under clause 10.3 is payable:
(1)if the amount payable in relation to a Supply is payable by instalments, at the same time as the first instalment is payable or is to be provided in relation to that supply; otherwise
(2)at the same time as the amount payable in relation to the Supply is payable or to be provided.

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10.5Tax Invoices
Any additional amount payable in accordance with clause 10.4 need not be paid until:
(1)where clause 10.6 does not apply, the Supplier provides a Tax Invoice to the Recipient; or
(2)where clause 10.6 applies, the Recipient issues a Recipient Created Tax Invoice (RCTI) to the Supplier.
10.6Recipient Created Tax Invoices
The parties agree that if a Royalty payable under or in connection with this deed is consideration for a Taxable Supply:
(1)the Grantor will issue a RCTI to the Royalty Holder;
(2)the Royalty Holder will not issue tax invoices in respect of Royalties payable by the Grantor;
(3)the Grantor is registered for GST as at the date this clause 10.6 commences to apply and must notify the Royalty Holder if it ceases to be registered;
(4)the Royalty Holder is registered for GST as at the date this clause 10.6 commences to apply and must notify the Grantor if it ceases to be registered;
(5)each RCTI to be issued in accordance with this clause 10.6 is a Tax Invoice belonging to the class of invoices that the Commissioner of Taxation has determined in writing may be issued by the recipient of a taxable supply; and
(6)the agreement in this clause 10.6 does not apply during any period in which the Royalty Holder or the Grantor cease to satisfy any of the requirements under the GST Law for issuing a RCTI.
10.7Variation of amount of GST Paid
(1)If the amount of GST paid is more than is required under the GST law, then the Supplier must refund the excess amount to the Recipient. If the amount of GST paid is less than is required under the GST law, then the Recipient must pay the Supplier the difference. For the purposes of calculating further variations under this clause 10, any additional amount referred to in clause 10.3 is taken to be amended by the amount of any earlier variation made under this clause.
(2)If the amount of GST payable in relation to a supply is varied in accordance with clause 10.7(a), then the additional amount payable by the Recipient is not payable until the Supplier issues an Adjustment Note in relation to the additional amount.
10.8Reimbursement
If a party has a right under this deed to be reimbursed or indemnified by another party for a cost incurred in connection with this deed (Claimant), and the Claimant is entitled to an Input Tax Credit in relation to the cost (including by operation of section 153-60(1) of the GST law), then the amount taken into account for the purposes of clause 10.2 is the GST exclusive amount of the cost and clauses 10.3, 10.4, 10.5, 10.6 and 10.7 apply to the reimbursement or indemnification.
10.9GST Groups
If a party to this deed is a member of a GST group, then references to GST which the party must pay, and to Input Tax Credits to which the party is entitled, include GST which the representative member of the GST group must pay, and Input Tax Credits to which the representative member is entitled.

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10.10No Merger
This clause 10 does not merge on the completion, rescission or other termination of this deed or on the transfer of any property supplied under this deed.
3.11.Confidentiality
11.1This document is confidential
Subject to clause 11.2, each party must keep confidential:
(1)the terms of this deed;
(2)all negotiations between it and each other party in connection with this deed;
(3)all information given to it under this deed; and
(4)all information in connection with this deed of the kind mentioned in section 275(1) of the PPSA.
11.2Exceptions
A party may disclose information referred to in clause 11.1:
(1)to those of its, and its Related Bodies Corporate’s, officers, employees, professional advisers, insurers and financiers to whom it considers disclosure is necessary for the purposes of this deed and who undertake, or are otherwise under a legal obligation, to keep that information confidential;
(2)if the information has entered the public domain otherwise than as a result of a breach of confidence by the party or any of its, or its Related Body Corporate’s, officers, employees, professional advisers, insurers or financiers;
(3)to the extent reasonably necessary to perform its obligations, or enforce its rights, under this deed subject to any recipient accepting an obligation to keep that information confidential;
(4)in any litigation or dispute resolution proceedings brought in connection with this deed;
(5)to any bona fide prospective purchaser of:
(1)the party or a Related Body Corporate of the party;
(2)a business carried on by the party or a Related Body Corporate of the party; or
(3)any interest in any Tenement,
provided such purchaser undertakes to keep that information confidential on terms no less stringent than in this clause 11;
(6)to the extent it is required to do so by Law (other than section 275(1) of the PPSA) or the rules of a financial market or securities exchange on which the shares of the party or a Related Body Corporate of the party are listed or a Government Authority, provided that the party promptly notifies the other party of the requirement, and provides all assistance reasonably required by a party who wishes to object to or limit the required disclosure; or
(7)with the prior consent of the other party.
3.12.Notices
(1)Any notice or other communication of a party contemplated by this deed (including any agreement, request, demand, direction, consent, waiver or approval) must be:

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(1)in writing in English, legible and signed by the party or its agent; and
(2)sent by express or registered post (with delivery confirmation), email, or delivered, to the recipient, attention the recipient’s contact, in each case using the relevant details set out in the Parties section of this deed or any new details later notified by the recipient.
(2)If a party sends a communication contemplated by this deed other than by email, it must use all reasonable endeavours to send a copy of the communication promptly by email.
(3)A communication contemplated by this deed is taken to be received:
(1)if hand-delivered, at the time of delivery;
(2)if sent by express or registered post (with delivery confirmation), on the last day of the delivery period published by the relevant postal authority for delivery by that method to the recipient’s location; and
(3)if sent by email, the earlier of:
(1)when the sender receives a delivery confirmation report that records the time that the email was delivered to the recipient’s email address (unless the sender receives a delivery failure notification indicating that the email has not been delivered to the recipient’s email address, or the sender knows or reasonably ought to know that the email was not delivered to the recipient’s email address or the recipient could not open the communication due to its format);
(2)the time the email becomes capable of being retrieved by the recipient’s email address; and
(3)the time it is otherwise established that the email (including any attachment) came to the attention of the recipient.
(4)If, due to this clause 12, a communication would be taken to be received on a day that is not a business day, or after 5.00 pm on a business day, in the place of receipt, then the communication is taken to have been received at 9.00 am on the first business day in the place of receipt after that day. The place of receipt of an email is the address of the recipient contemplated by clause 9.2(b). In this clause, a “business day” in the place of receipt is a day that is not a Saturday, Sunday or public holiday in the place of receipt.
3.13.Miscellaneous
12.1Costs
Each party must pay its own costs of negotiating, preparing and executing this deed.
12.2Stamp duty
Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this deed or a transaction contemplated by this deed must be paid by the Grantor.
12.3Survival
Any indemnity or any obligation of confidence under this deed is independent and survives termination of this deed. Any other term by its nature intended to survive termination of this deed survives termination of this deed.

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12.4Counterparts
(1)This deed may be executed in any number of counterparts or copies, each of which may be executed by physical signature in wet ink or electronically (whether in whole or part). A party who has executed a counterpart of this deed may exchange it with another party (the Recipient) by:
(1)emailing a copy of the executed counterpart to the Recipient; or
(2)utilising an electronic platform (including DocuSign) to circulate the executed counterpart, and will be taken to have adequately identified themselves by so emailing the copy to the Recipient or utilising the electronic platform.
(2)Each party consents to signatories and parties executing this deed by electronic means and to identifying themselves in the manner specified in this clause.
(3)Each counterpart constitutes an original (whether kept in electronic or paper form), all of which together constitute one instrument as if the signatures (or other execution markings) on the counterparts or copies were on a single physical copy of this deed in paper form. Without limiting the foregoing, if any of the signatures or other markings on behalf of one party are on different counterparts or copies of this deed, this shall be taken to be, and have the same effect as, signatures on the same counterpart and on a single copy of this deed.
12.5No merger
The rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.
12.6Entire agreement
This deed constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.
12.7Further action
Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this deed and the transactions contemplated by it.
12.8Severability
A term or part of a term of this deed that is illegal or unenforceable may be severed from this deed and the remaining terms or parts of the term of this deed continue in force.
12.9Waiver
A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.
12.10Relationship
Except where it expressly states otherwise, this deed does not create a relationship of employment, trust, agency or partnership between the parties.

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12.11Governing law and jurisdiction
This deed is governed by the law of Queensland and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Queensland.
12.12Amendment
This deed can only be amended, supplemented, replaced or novated by another deed or agreement in writing signed by the parties.

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Schedule 1 – Royalty Area

N
W
E
S
ML 4752
ML 70443
ML 1790
ML 70495
A
B
C
D
E
F
G
H
I
J
K
L
Lenton Downs
Legend
Places
Suttor Developmental Road
Goonyella Rail
Cadastre
Wards Well MLs
Collective Peabody Area

Corner	Easting	Northing
A	595,547.26	7,615,283.64
B	597,997.46	7,616,225.25
C	598,342.49	7,615,327.29
D	600,205.96	7,616,043.43
E	600,188.24	7,613,153.07
F	601,913.86	7,613,142.07
G	601,890.63	7,609,451.29
H	603,616.34	7,609,440.28
I	603,615.44	7,609,318.86
J	597,952.39	7,608,355.05
K	595,862.51	7,613,339.85
L	595,540.26	7,614,119.17

stanmore

0 2
kilometres
Scale 1:75,000

Author: A. Jones

Date: 25/10/2023

Projection: MGA2020 Zone 55

Wards Well Project: Peabody Area Coordinates

© Stanmore Resources Limited 2023. This map may include data supplied by the State of Queensland. © The State of Queensland (Department of Resources)(2023)]. Based on or contains data provided by the State of Queensland (Department of Resources) [2023]. In consideration of the State permitting use of this data you acknowledge and agree that the State gives no warranty in relation to the data (including accuracy, reliability or suitability) and accepts no liability (including without limitation, liability in negligence) for any loss, damages or costs (including consequential damage) relating to any use of the data. Data must not be used for direct marketing or be used in breach of the privacy laws.

* The parties agree that surveyors from Stanmore and Peabody will oversee an independent cadastral surveyor to derive and mark up actual field locations, and will update this map as necessary to reflect the outcome of such surveys.

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Schedule 2 – Calculation of Royalty
[***]

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Signing page
EXECUTED as a deed.

Executed by Stanmore SMC Pty Ltd ACN 009 713 875 in accordance with Section 127 of the Corporations Act 2001

Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of director/company secretary (print)

Executed by Peabody (Bowen) Pty Ltd ACN 010 879 526 in accordance with Section 127 of the Corporations Act 2001

Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of director/company secretary (print)

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Schedule 3 – Royalty Security

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Royalty Security Deed Wards Well Area Stanmore SMC Pty Ltd ACN 009 713 875 (Secured Party) Peabody (Bowen) Pty Ltd ACN 010 879 526 (Grantor)

Level 22 Waterfront Place 1 Eagle Street Brisbane Qld 4000 Australia DX 102 Brisbane T +61 7 3119 6000 F +61 7 3119 1000 minterellison.com
ME_213352295_6

Royalty Security Deed
Wards Well Area

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Details

Date	[insert]
Parties

Name	Stanmore SMC Pty Ltd ACN 009 713 875
Short form name	Secured Party
Notice details	Level 32, 12 Creek Street, Brisbane QLD 4000 Email: rees.fleming@stanmore.net.au Copy: legal@stanmore.net.au Attention: Mr Rees Fleming

Name	Peabody (Bowen) Pty Ltd ACN 010 879 526
Short form name	Grantor
Notice details	Level 14, 31 Duncan Street, Fortitude Valley, Queensland 4006 Email: au_legal@peabodyenergy.com
Attention: Directors

Background
AThe Grantor and the Secured Party are parties to a Royalty Deed under which the Grantor has agreed to pay the Royalty to the Secured Party.
BThis Security is intended to secure for the Secured Party the payment of the Secured Money.

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Agreed terms
3.1.Defined terms & interpretation
1.1Defined terms
The following definitions apply in this document, unless the context requires otherwise.
Attorney means an attorney appointed by the Grantor under this document.
Avoidance has the meaning given to that term in clause 6.3.
Business Day means a day which is not a Saturday, Sunday or public holiday in Brisbane, Queensland.
Claimant has the meaning given in clause 10.8.
Default means the failure by the Grantor to pay, when due, any Secured Money.
Enforcement Administrator means the Secured Party, any receiver, receiver and manager, administrator or Attorney appointed under this document or any agent of the Secured Party which has entered into possession of the whole or part of the Secured Property.
Enforcement Event means the appointment of an administrator (as defined in the Corporations Act) to the Grantor.
Enforcement Expenses means all costs, charges and expenses of the Secured Party and the Enforcement Administrator (including its remuneration) incurred in or incidental to the exercise or performance of any Power under this document.
External Administrator means an administrator, controller (as defined in the Corporations Act), receiver, receiver and manager, trustee, provisional liquidator, liquidator or any other person (however described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity.
Featherweight Collateral means all of the Grantor’s present and after-acquired property, including anything in respect of which the Grantor has at any time a sufficient right, interest or power to grant a Security Interest, but excluding the Specific Collateral.
Insolvency Event means, in respect of the Grantor, any of the following occurring:
(a)it becomes insolvent within the meaning of section 95A, or is taken to have failed to comply with a statutory demand under section 459F(1), or must be presumed by a court to be insolvent under section 459C(2), or is the subject of a circumstance specified in section 461 (whether or not an application to court has been made under that section) or, if the person is a Part 5.7 body, is taken to be unable to pay its debts under section 585, of the Corporations Act;
(b)except with the Secured Party's consent:
(i)it is the subject of a Liquidation, or an order or an application is made for its Liquidation (and in the case of an application, it is not withdrawn or dismissed within 10 Business Days); or
(ii)an effective resolution is passed or meeting summoned or convened to consider a resolution for its Liquidation;
(c)an External Administrator is appointed to it or any of its assets or a step is taken to do so or its Related Body Corporate requests such an appointment;

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(d)if it is a registered corporation under the Corporations Act, a step is taken under sections 601AA, 601AB or 601AC of the Corporations Act to cancel its registration;
(e)if it is a trustee of a trust, it is unable to satisfy out of the assets of the trust the liabilities incurred by it as and when those liabilities fall due;
(f)an analogous or equivalent event to any listed above occurs in relation to it in any jurisdiction;
(g)it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
(h)any corporate action, legal proceedings or other procedure, resolution or other step is taken in relation to enforcement of any Security Interest over any of its material assets that is not frivolous or vexatious or is being contested in good faith, and is discharged, stayed or dismissed within 10 Business Days of commencement; or
(i)it stops or suspends payment to creditors generally.
Legislation means statutes, ordinances, regulations, by-laws, proclamations and subordinate legislation of the Commonwealth of Australia, the State of Queensland or a Governmental Authority.
Liquidation means:
(j)a winding up, dissolution, liquidation, provisional liquidation, administration, bankruptcy or other proceeding for which an External Administrator is appointed, or an analogous or equivalent event or proceeding in any jurisdiction; or
(k)an arrangement, moratorium, assignment or composition with or for the benefit of creditors generally or any class or group of them.
Loss means a loss, claim, action, damage, liability, cost, charge, expense, penalty, compensation, fine or outgoing suffered, paid or incurred.
Permitted Security means:
(a)any Security Interest created by a statute, or that arises by operation of Law;
(b)a Security Interest that is permitted by the Royalty Deed; or
(c)any other Security Interest that the parties agree in writing is a Permitted Security over Secured Property.
Power means any power, right, authority, discretion or remedy conferred on the Secured Party, an Enforcement Administrator or an Attorney under or by virtue of this document or by Law in relation to this document.
Prescribed Order means the order prescribed under clause 5.2 of this document for the application of all moneys received by the Secured Party or an Enforcement Administrator under or by virtue of this document, subject to any Law and notwithstanding agreement to the contrary.
Proceeds means, in relation to any Secured Property, all proceeds realised as a result of the Secured Party or its Enforcement Administrator taking possession of, or exercising any of its Powers in relation to, the relevant Secured Property.
PPSA means the Personal Property Securities Act 2009 (Cth).
PPSR has the meaning given to the term ‘register’ in the PPSA.
RCTI has the meaning given in clause 10.5.
Recipient has the meaning given in clause 10.2.
Related Body Corporate has the meaning given in the Corporations Act.

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Royalty means the royalty payable by the Grantor to the Secured Party under the Royalty Deed.
Royalty Deed means the 'Royalty Deed – Wards Well Area' dated on or about the date of this document between the Secured Party and the Grantor, as amended from time to time (however fundamentally).
Secured Money means all amounts which the Grantor is or may at any time become liable at any time (presently, prospectively or contingently whether alone or not and in any capacity) to pay to, or for the account of, the Secured Party under or in connection with the Royalty Deed or under this document. It includes money and amounts which a person would be liable to pay but for an Insolvency Event in respect of that person.
Secured Property means the Specific Collateral and the Featherweight Collateral.
Security means each Security Interest constituted or created by this document.
Security Interest means any:
(d)security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or title retention arrangement, right of set-off, assignment of income, garnishee order or monetary claim and flawed deposit arrangements), including any ‘security interest’ as defined in sections 12(1) or (2) of the PPSA; and
(e)thing or preferential interest or arrangement of any kind giving a person priority or preference over claims of other persons or creditors with respect to any property or asset, and includes any agreement to create any of them or allow them to exist.
Specific Collateral means all of the Grantor’s present and future right, title and interest in the Tenements.
Supplier has the meaning given in clause 10.2.
Tenements means the following tenements granted under the Mining Act:
(f)ML 1790; and
(g)ML 70495,
and, after the Commencement Date, includes any application for a mining lease or mineral development licence in respect of the Royalty Area, and any extension, renewal, variation, conversion, amalgamation, replacement or substitution of a mining lease, mineral development licence or exploration permit for coal, which is granted in respect of the whole or part of the Royalty Area on the application of the Grantor or with the consent of the Grantor.
1.2Terms defined in Royalty Deed
Capitalised terms in this document which are not defined in this document, but which are defined the Royalty Deed have the meaning given in the Royalty Deed.
1.3Interpretation
Clause 1.2 and 1.3 in the Royalty Deed apply to this document as if it were set out in full in this document with any necessary amendments.

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3.2.Security
4.1Grant of Security – Specific Collateral
For the purpose of securing its obligations to pay the Secured Money, the Grantor mortgages the Specific Collateral in favour of the Secured Party.
4.2Grant of Security – Featherweight Collateral
(1)For the purpose of securing its obligations to pay the Secured Money, the Grantor grants a security interest in the Featherweight Collateral in favour of the Secured Party.
(2)This security interest is a charge over all Featherweight Collateral. If for any reason it is necessary to determine the nature of this charge, it is a floating charge.
4.3Mandatory requirement
To the extent that any Law requires that something must be done (such as obtaining consent) before the Grantor may validly grant a Security Interest over any of the Secured Property:
(1)the Security Interest granted under clause 2.1 or clause 2.2 (as applicable) only takes effect in relation to that Secured Property when the thing required is done; and
(2)the Grantor agrees to ensure that the thing is done promptly.
4.4Ranking
The Grantor acknowledges and agrees that:
(1)the Security:
(1)ranks in priority ahead of all other Security Interests over the Specific Collateral, other than a Permitted Security preferred by law or as agreed by the Secured Party in writing; and
(2)ranks behind any other Security Interest in the Featherweight Collateral (except where the other Security Interest is a featherweight Security Interest, similar in nature to the Security in the Featherweight Collateral, in which case the Security is intended to rank at least equally with that other featherweight Security Interest); and
(2)nothing in this document is intended as an agreement by the Secured Party to subordinate the Security to any other Security Interest in the Specific Collateral.
4.5Limitation amount – Featherweight Collateral
(1)Notwithstanding any other provision of this document, the amount recoverable with regards to enforcement against the Featherweight Collateral, pursuant to this document, is limited to the last $10,000 of the Secured Money owing. Despite this limitation on the amount recoverable as against the Featherweight Collateral, the Security secures the whole of the Secured Money.
(2)For the avoidance of doubt, paragraph (a) above does not limit the amount of the Secured Money or the amount recoverable from the Specific Collateral.
4.6Variations and replacements
(1)The Grantor acknowledges that the Royalty Deed may be varied or replaced from time to time in accordance with its terms.

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(2)The Grantor confirms that the Secured Money includes all amounts payable, or which may become payable, by the Grantor under the Royalty Deed or this document, as either of them may from time to time be varied or replaced and applies regardless of:
(1)how the Royalty Deed or this document is varied or replaced;
(2)the reasons for the variation or replacement of the Royalty Deed or this document;
(3)whether the Secured Money decreases or increases as a result of any variation or replacement of the Royalty Deed or this document; or
(4)whether the Royalty Deed or this document is otherwise more onerous as a result of the variation or replacement.
4.7Registration under the Mining Act
(1)The Grantor must promptly, and at the Grantor’s expense, cause this document to be registered against each Tenement under the Mining Act.
(2)If this document is not able to be registered against a Tenement under the Mining Act, the Grantor must promptly execute a mortgage in registrable form on substantially the same terms as this document and register it against the Tenement under the Mining Act.
(3)Without limiting paragraphs (a) and (b) above, the Grantor acknowledges and agrees that the Secured Party may, at the Grantor’s expense, lodge a caveat under the Mining Act to protect its interest under this document and the Royalty Deed, and the Grantor must consent to that caveat if required by the relevant Law in order to make the caveat non-lapsing.
4.8Mortgage of accretions
(1)Without limiting any other provision of this document or the Royalty Deed, the Security:
(1)extends to any increase in or addition to the Tenements which may at any time become vested in the Grantor by reason of any renewal or variation of any Tenement or by reason of any extension of area, amended survey, accretion or otherwise in respect of the Royalty Area; and
(2)applies to any right of access or other right enjoyed and held by the Grantor from time to time in connection with the Tenements.
(2)The Grantor must, if reasonably requested by the Secured Party, sign any further Security (on terms similar to this document) over such increase or addition to the Tenements or the Royalty Area, at the expense of the Grantor.
3.3.Nature of Security
5.1Dealing with Specific Collateral
(1)The Grantor warrants to, and covenants with, the Secured Party that:
(1)except for any Permitted Security, as at the date of this document there subsists no Security Interest affecting any of the Specific Collateral; and
(2)it will not create or allow to exist any Security Interest, other than any Permitted Security, over the whole or any part of the Specific Collateral (or if by law the creation of a Security Interest cannot be restricted, the Grantor must procure that the holder of that Security Interest first enters into a priority arrangement in form and substance acceptable to the Secured Party).

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(2)Except as permitted under the Royalty Deed and this document, the Grantor must not agree or attempt to assign, sell, transfer, redeem, dispose or part with possession of, lease, licence or otherwise deal with Specific Collateral.
(3)If the Grantor disposes of or otherwise deals or agrees to deal with the Specific Collateral in breach of the Royalty Deed or this document, the Grantor acknowledges that:
(1)the Secured Party has not:
(1)authorised any disposal or dealing or agreement to deal; or
(2)agreed that any disposal or dealing or agreement to deal will extinguish the Security; and
(2)the Security continues in the Specific Collateral despite the disposal or dealing or agreement to deal.
5.2Dealing with Featherweight Collateral
(1)The Grantor may create or allow any interest in, and dispose or part with possession of, any Featherweight Collateral without the consent of the Secured Party, unless it is prohibited from doing so under a provision in the Royalty Deed.
(2)Any dealing with any Featherweight Collateral on the terms permitted by paragraph (a) above will not release or extinguish the Security unless the dealing is the absolute transfer of all of the Grantor’s right, title and interest in the relevant Featherweight Collateral.
(3)If an Enforcement Event occurs, then automatically:
(1)the Security Interest granted under clause 2.2 immediately crystallises and operates as a fixed charge over the Featherweight Collateral; and
(2)the Grantor may no longer deal with the Featherweight Collateral under paragraph (a) above.
(4)If any Featherweight Collateral becomes subject to a fixed charge under paragraph (c) above, the Secured Party may give the Grantor a notice stating that, from a date specified in the notice, the Grantor may deal with the Featherweight Collateral specified in the notice in accordance with paragraph (a) above. If the Secured Party gives such a notice, the Featherweight Collateral specified in the notice becomes subject to a floating charge on and from the specified date. This may occur any number of times.
5.3Continuing security
(1)This Security is a continuing security notwithstanding any settlement of account, intervening payment or any other matter or thing whatsoever and remains in full force until a final discharge has been executed by the Secured Party.
(2)The Grantor may request the Secured Party to discharge the Security and the Secured Party will provide a full discharge of the Security if it is satisfied that:
(1)the Grantor’s obligations to pay the Royalty under the Royalty Deed are fully satisfied;
(2)all Secured Money has been irrevocably paid in full and all commitments which might give rise to Secured Money have terminated; and
(3)no amount will subsequently become Secured Money due to an Avoidance.
5.4Representations by the Grantor
The Grantor represents and warrants to and for the benefit of the Secured Party that:

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(1)it is the sole legal and beneficial owner of, or otherwise has or will have sufficient right, interest or power to grant a Security Interest in the Secured Property;
(2)the Tenements are valid, subsisting and of good standing and have been maintained and renewed in accordance with the requirements of the Mining Act and all other relevant Legislation, the terms and conditions of the Tenements have been complied with in all material respects and no person has any right to any interest in the Tenements whether such right is exercisable now or in the future or is contingent or otherwise;
(3)all fees, rentals, royalties, rates, taxes, bonds and other payments in respect of the Tenements have been paid when due; and
(4)there has been no failure to comply with any of the terms or conditions of any Tenement in any material respect or so as to render that Tenement liable to revocation, cancellation, withdrawal, termination, forfeiture or suspension.
5.5Undertakings by the Grantor
The Grantor must:
(1)notify the Secured Party:
(1)on becoming aware that it has received, or is likely to receive, an ACN, ABN, ARBN or ARSN, (in its own capacity or as trustee) under which it holds any Secured Property; and
(2)at least 14 days before applying for such a new number;
(2)procure the removal of any caveat lodged in respect of each Tenement as soon as possible after becoming aware of the caveat or being requested by the Secured Party to do so, unless:
(1)the Secured Party has consented in writing to the lodgement of the caveat and all conditions of that consent are being complied with; or
(2)the caveat was lodged by the Secured Party, an Enforcement Administrator or an Attorney;
(3)comply with the terms and conditions of each Tenement, and take all action (including as reasonably required by the Secured Party) to ensure each Tenement remains in full force and effect;
(4)keep the Tenements valid and subsisting and ensure there is no lapse, relinquishment, surrender, release, forfeiture, cancellation, amalgamation, avoidance or termination of any Tenement, except for any surrender, release, or relinquishment in the ordinary course of its ordinary business and provided that the Secured Party has provided its written consent to such surrender, release or relinquishment;
(5)procure the renewal of each Tenement before it lapses or expires, in accordance with applicable Legislation (including the Mining Act);
(6)punctually pay all rates, taxes, charges, fees and assessments of any nature including rents and fees payable under any Legislation (including the Mining Act), which are from time to time payable in respect of the Tenements;
(7)do everything necessary to preserve and protect the realisable value of the Tenements and its interest (and the interest of the Secured Party) in the Tenements; and
(8)not do anything (including by exercising its voting rights) or fail to do anything which could entitle any person to a lien or other Security Interest over any Tenement or which could

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result in the forfeiture of any Tenement or adversely affect the value of any Tenement in any material way.
3.4.Enforcement
7.1Enforcement by Secured Party
(1)Without limiting the remedies available to the Secured Party under the Royalty Deed or otherwise, if the Grantor goes into and continues to be in Default for a period of 20 Business Days the Security over the Specific Collateral becomes immediately enforceable and the Secured Party may (without the need for any demand or notice to be given to the Grantor or any other person, other than a demand or notice required by law) exercise each and every Power provided in this document or conferred by Law to enforce this document and the Security over the Specific Collateral and use and apply any moneys realised from the exercise of any such Power or remedy in accordance with the terms of this document.
(2)Without limiting paragraph (a) above, at any time after an Enforcement Event has occurred and for so long as the administration of the Grantor in respect of that Enforcement Event continues, the Secured Party may enforce the Security in respect of the Featherweight Collateral by doing any one or more of the following:
(1)exercising its rights under this clause 4 in respect of the Featherweight Collateral; and
(2)doing anything an Enforcement Administrator may do under this clause 4 in respect of the Featherweight Collateral.
Any action taken by the Secured Party in accordance with this paragraph (b) constitutes enforcement of the Security for the purposes of section 441A of the Corporations Act and the definition of ‘enforce’ in section 9 of the Corporations Act.
7.2Enforcement Administrator
(1)The Secured Party may at any time after its entitlement to enforce under clause 4.1 arises, without demand or notice to anyone:
(1)appoint any person or two or more persons jointly and/or severally to be an Enforcement Administrator of all or any of the Secured Property;
(2)appoint a different Enforcement Administrator for different parts of the Secured Property;
(3)if more than one person is appointed as Enforcement Administrator of any part of the Secured Property, empower them to act jointly or jointly and separately;
(4)remove any Enforcement Administrator and in the case of the removal, retirement or death of any Enforcement Administrator may appoint another in their place; and
(5)fix the remuneration of any Enforcement Administrator.
(2)An Enforcement Administrator appointed under this clause 4.2 is deemed to be the agent of the Grantor which is solely responsible for his or her acts and defaults and for his or her remuneration. The Secured Party is not liable to the Grantor for the acts or omissions of the Enforcement Administrator.
(3)Except as otherwise provided in this document, the Secured Party is not under any liability to the Enforcement Administrator for Enforcement Expenses or otherwise.

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(4)The Secured Party may appoint an Enforcement Administrator or any other person as the agent of the Secured Party and may delegate to an Enforcement Administrator or any other person, any of the Secured Party’s rights under this document.
(5)To the extent that as a result of any order being made or a resolution being passed for the winding up of the Grantor, an Enforcement Administrator ceases to be the agent of the Grantor, the Enforcement Administrator will immediately become the agent of the Secured Party.
7.3Powers
(1)Subject always to the Royalty Deed and, in respect of any Enforcement Administrator, to any restriction in the terms of their appointment, and in addition to any powers granted by Law, the Secured Party or any Enforcement Administrator has power at any time after the Secured Party’s entitlement to enforce under clause 4.1 arises, without the need for any consent on the part of the Grantor to do everything that the Grantor may lawfully authorise an agent to do on behalf of the Grantor, including (without limitation):
(1)the rights capable of being conferred on receivers and receivers and managers by the Corporations Act and the law of any applicable jurisdiction;
(2)the rights set out in paragraph (b) below;
(3)the rights of the Grantor and, if the Grantor is a corporation, the directors of the Grantor;
(4)if the Grantor is not a corporation to which the Corporations Act applies, the rights that the law would allow an Enforcement Administrator to do if the Grantor was a corporation incorporated under the Corporations Act; and
(5)in respect of an Enforcement Administrator, any other rights the Secured Party may by notice to an Enforcement Administrator lawfully give to an Enforcement Administrator.
(2)Without limiting paragraph (a) above, but in respect of any Enforcement Administrator subject to any restriction in the terms of their appointment, the Secured Party or any Enforcement Administrator may, at any time after the Secured Party’s entitlement to enforce under clause 4.1 arises, do any of the following:
(1)sell or otherwise dispose of any of the Secured Property:
(1)by private treaty, auction, tender or otherwise;
(2)for cash or on credit and with or without security (including over the property being sold); or
(3)in one lot or separate parcels and by itself or together with other property regardless of ownership, and otherwise on terms determined by the Secured Party or Enforcement Administrator (as applicable);
(2)enter, take possession of, take control of and get in the Secured Property and give up possession or control of Secured Property one or more times at its discretion;
(3)to do anything to maintain or obtain income or revenue from any of the Secured Property including receiving rents and profits derived from the Secured Property and operating a bank account;
(4)manage, develop, use, exploit, quietly enjoy and otherwise deal with the Secured Property;

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(5)exercise the rights and remedies of each Grantor and comply with its obligations in respect of the Secured Property and cause and permit any other person to comply with their obligations in respect of the Secured Property;
(6)vary, replace or release any right or interest of a Grantor in or in relation to the Secured Property;
(7)carry out or complete, in any form, the construction of any works;
(8)lease, licence or hire out the Secured Property;
(9)surrender or accept the surrender of the Secured Property;
(10)exchange any part of the Secured Property for any other property and, if there is a difference in value between the property exchanged, give or receive, as the case may be, any money or other consideration equal to the difference in value in order to give or receive equal value for the exchange;
(11)acquire or grant easements, profits a prendre, covenants or other rights that benefit, burden or relate to the Secured Property and dedicate for any public purpose any part of the Secured Property;
(12)subdivide or consolidate any land forming part of the Secured Property;
(13)grant options and rights of first refusal to acquire the Secured Property;
(14)insure, maintain, improve and protect the Secured Property;
(15)sever trees and improvements or fixtures from the balance of the Secured Property and remove them or otherwise deal with them separately from the balance of the Secured Property;
(16)take on lease or on hire or otherwise acquire any property necessary or convenient in relation to the carrying on of a business or activity of a Grantor;
(17)have access to and use the property and services of a Grantor and the services of its personnel in the exercise of any rights under this document;
(18)give any guarantee for the protection or enhancement of the Secured Property;
(19)on any sale of the Secured Property, apportion all costs, expenses and purchase money between the separate property sold;
(20)receive and dispose of any other product or income derived by the Grantor from the Secured Property;
(21)delegate to any person any right (including this right of delegation) under this document;
(22)call for and obtain an account of Coal, income or profit derived by the Grantor from the Secured Property;
(23)do all other acts and things which it may consider necessary for realising any Secured Property or incidental or conducive to any of the rights, powers or discretions conferred on it under or by virtue of this document or law; and
(24)exercise, in relation to any Secured Property, all the powers, authorities and things which it would be capable of exercising as if it were the absolute beneficial owner that Secured Property;
(25)do anything necessary to perform or observe any of the Grantor’s obligations under this document;

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(26)do or cause to be done anything to protect the priority of this document, to protect the Grantor’s (or the Secured Party’s or Enforcement Administrator’s, as applicable) right, title or interest in the Secured Property, to enforce this document, to recover the Secured Money or to protect or enhance the Secured Property;
(27)do anything incidental or conducive to the exercise of any of its other rights under this document;
(28)determine the allocation of Proceeds as between different kinds of collateral, including but not limited to allocating between Secured Property and other property, and within either of those kinds of property; and
(29)obtain registration of the Secured Property in the Secured Party’s name; and
(30)do anything else the Law allows an owner or a receiver of the Secured Property to do without limitation (unless the terms of appointment restrict an Enforcement Administrator’s powers).
Each of the above paragraphs must be construed independently. No one paragraph limits the generality of any other paragraph.
(3)All provisions of any Law are deemed to be negatived or varied in so far as they are inconsistent with the terms and provisions expressed in this document.
(4)Any dealing under any such power may, subject to Law, be on such terms and conditions as the Secured Party or Enforcement Administrator thinks fit.
7.4Enforcement Administrator appointed after winding up
The power to appoint an Enforcement Administrator under clause 4.2 may be exercised notwithstanding that at the time when such an appointment is made an order has been made or a resolution passed for the winding up of, or the appointment of an administrator to, the Grantor.
7.5Withdrawal
The Secured Party or Enforcement Administrator may at any time give up possession of the Grantor’s Secured Property and may at any time withdraw from any receivership or administration under this document.
7.6No hinderance
The Grantor must not cause or permit the Secured Party, an Enforcement Administrator or an Attorney to be prevented or hindered from exercising its rights under this document.
7.7Performance of obligations
The Secured Party or any person authorised by it may, at the cost of the Grantor, do anything that the Secured Party determines is necessary or expedient to make good or remedy any breach by the Grantor of any of the provisions of this document without adversely affecting any right, power, authority, discretion or remedy under or in connection with this document.
7.8Order of enforcement
The Secured Party is not:
(1)under any obligation to marshal in favour of the Grantor any Security Interest held by the Secured Party or any of the funds or assets that the Secured Party may be entitled to receive or have a claim on; and
(2)obliged to resort to any Secured Property Security or enforce any rights against any other person before it resorts to enforcement of this document.

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3.5.Application of moneys received
8.1Sale Proceeds
(1)Any amount recovered by the Secured Party as a result of enforcing the Security must be applied in the Prescribed Order.
(2)The Grantor irrevocably agrees that, if it is in Default for a period of 20 Business Days and all or part of its Secured Property is sold in accordance with this document, it must apply the net Proceeds from its Secured Property in the Prescribed Order.
8.2Prescribed Order
Subject to any Permitted Security over Secured Property which is preferred by law or agreed by the Secured Party in writing to rank ahead of the Security, the order in which all Proceeds received by the Secured Party or an Enforcement Administrator for or on behalf of the Grantor under or by virtue of this document must be applied (subject to any Law which applies and notwithstanding any other external agreement to the contrary, other than a Permitted Security over Secured Property) (Prescribed Order) is:
FIRST:     In payment of all Enforcement Expenses incurred in or incidental to the exercise or attempted exercise of any Power or otherwise in relation to this document;
SECOND:     In discharge of any Security Interest having priority in Law to this Security;
THIRD:     In or towards payment of Secured Money; and
FOURTH:    Any surplus will subject to any other proper claims be paid to the Grantor or as directed by it.
8.3Moneys actually received
In applying any moneys towards satisfaction of the Secured Money, the Grantor will be credited only with so much of the money as is actually received by the Secured Party, such credit to date from the time of such receipt.
8.4Conversion of currencies on application of moneys
In applying moneys towards satisfaction of the Secured Money, the Secured Party or Enforcement Administrator may purchase one currency with another, whether through an intermediate currency or not, whether spot or forward, in such manner and at such time as it thinks fit.
8.5Creditor’s certificate and disputes
(1)The Secured Party may rely on a certificate issued by any person who claims to be entitled to receive any of the Proceeds to the effect that the Grantor owes money to it and stating the amount owing, without being obliged to make any further enquiry.
(2)If there is any dispute between any persons as to who is entitled to receive the Proceeds, the Secured Party may pay that money into court and when that is done the Secured Party will have no further obligations in relation to that money.
(3)If the Secured Party pays any money into a bank account in the name of any person to whom the Secured Party is obliged to pay money under this clause 5 and notifies that person of the particulars of the account the Secured Party will have no further obligations in relation to that money.
(4)The Secured Party is not obliged to pay interest on the Proceeds to any person.

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3.6.Protection of third parties
9.1Dealings with Secured Party or Enforcement Administrator
Any person dealing with the Secured Party or Enforcement Administrator:
(1)need not enquire whether any event has occurred to authorise the Secured Party or Enforcement Administrator to act;
(2)is not affected by express notice that any such dealing is unnecessary or improper; and
(3)may accept the receipt of the Secured Party or the Enforcement Administrator for any money as a discharge from any obligation of being concerned to see to the application or being liable or accountable for any loss or misapplication of that money.
9.2Validity of receipt of Secured Party or Enforcement Administrator
The receipt of the Secured Party or Enforcement Administrator is deemed to be authorised and valid for the purpose of protecting any party to a dealing with the Secured Party or Enforcement Administrator, notwithstanding any irregularity or impropriety in any such dealing.
9.3Reinstating avoided transaction
(1)The Grantor agrees that if:
(1)a payment or other transaction relating to the Secured Money is made; or
(2)the Secured Party has released or discharged the Grantor from its obligations under this document or any assets of the Grantor from a Security, in either case in reliance on a payment, receipt or other transaction to or in favour of the Secured Party, and that payment or other transaction is void, voidable, unenforceable or defective for any reason (including under any law relating to insolvency, sequestration, liquidation, winding up or bankruptcy and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person) or a related claim is upheld, conceded or settled (each an Avoidance), then even if the Secured Party knew or should have known of the Avoidance:
(3)each Power and the Grantor's liability under this document will immediately be what it would have been, and will continue, as if the payment or transaction the subject of the Avoidance had not occurred; and
(4)the Grantor will immediately do all things and execute all documents required by the Secured Party to restore the Secured Party to its position immediately before the Avoidance (including reinstating this document).
(2)This clause 6.3 survives any termination or full or partial discharge or release of this document.
9.4Secured Party’s receipts and discharges
The Secured Party may give valid discharges and receipts for any money payable by any third party in respect of any exercise of a right or Power by the Secured Party, any Enforcement Administrator or any Attorney.
9.5No challenge to Disposal
The Grantor agrees that:

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(1)if the Secured Party, any Enforcement Administrator or any Attorney transfers or otherwise Disposes of the Secured Property, the Grantor will not challenge the acquirer’s right to acquire the Secured Property; and
(2)it will not seek to reclaim that Secured Property.
3.7.Assignment and release
10.1Assignment
(1)The Grantor may not assign, transfer or otherwise deal with any right or interest under the Tenements or this document otherwise than to a person to which it is permitted to assign under the Royalty Deed.
(2)The Secured Party may assign its rights under this document without the consent of the Grantor, subject to complying with the Royalty Deed.
(3)Any purported dealing in breach of this clause 7.1 is of no effect.
10.2Release if Disposal of Tenement
If the Grantor:
(1)is not in breach of this document or the Royalty Deed; and
(2)Disposes of all or a part of its Interest in a Tenement in accordance with the Royalty Deed, then the Secured Party must release and discharge the Security in respect of the Secured Property that is subject to that Disposal.
3.8.Liability for loss and indemnity
11.1Persons not liable to account
Neither the Secured Party nor an Enforcement Administrator (nor any of their respective officers, employees, nominees, contractors and agents) is answerable or accountable for any Loss of any kind whatsoever which may happen in or about the exercise or attempted exercise of any of Power, or failure to exercise or delay in exercising any Power, except where the Loss arose as a result of fraud committed by the Secured Party or an Enforcement Administrator. The Secured Party holds the benefit of this clause 8.1 on trust for itself and its officers, employees, nominees, contractors and agents.
11.2Persons not liable for entry into possession
(1)Neither the Secured Party nor an Enforcement Administrator is by reason of entering into possession of any part of the Secured Property liable:
(1)to account as mortgagee in possession or for anything except actual receipts; or
(2)for any loss upon realisation or for any Default or omission for which a mortgagee in possession might be liable.
(2)If the Secured Party has taken possession of the Secured Property, it may give up possession of the Secured Property at any time and may re-enter into possession.
(3)The Grantor’s obligations under this document relating to the Secured Property will not be affected by the Secured Party, an Enforcement Administrator or an Attorney taking possession of the Secured Property.

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11.3Indemnity
(1)The Grantor must, on demand, indemnify and keep indemnified the Secured Party and all Enforcement Administrators from and against all Enforcement Expenses incurred in any way in enforcing the Security or in the exercise or attempted exercise of any Power in relation to the Secured Property.
(2)The Secured Party or Enforcement Administrator may obtain and pay out of any Proceeds in its, his or her hands all sums necessary to effect such indemnity.
(3)Each indemnity and/or reimbursement obligation (and any other payment obligations of the Grantor) in this document is a continuing obligation, separate and independent from the other obligations of the parties and survives termination of this document and the release of any Secured Property from the Security. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this document.
3.9.Warranties and further assurance
12.1Warranties
The Grantor warrants to the Secured Party that it has, by its constitution, adequate corporate powers and authority to enter into this document and to fulfil its obligations under this document and that all necessary resolutions have been passed, and all necessary other corporate action has been taken in order to render this document valid and binding on it.
12.2Power of Attorney
(1)The Grantor for valuable consideration and by way of security irrevocably appoints the Secured Party and each Enforcement Administrator and each of their respective directors and secretaries severally its attorney:
(1)to do all things which the Grantor is obliged to do but does not do after the Secured Party has given the Grantor no less than three Business Days’ written notice under, or in relation to, the Royalty Deed or this document; and
(2)at any time after the Secured Party becomes entitled to enforce the Security under clause 4.1:
(1)to do everything that in the Attorney’s reasonable opinion is necessary or expedient to enable the exercise of any right of the Secured Party in relation to this document or for securing or perfecting this document;
(2)to comply with the obligations of the Grantor under this document and do all other things that the Grantor may lawfully authorise an agent to do in relation to this document and the Secured Property; and/or
(3)appoint substitutes and otherwise delegate its powers (including this power of delegation).
(2)Any Attorney may exercise its rights despite that the exercise of the right constitutes a conflict of interest or duty.
(3)The Grantor by this document ratifies and confirms any exercise of a right by an Attorney.
(4)The power of attorney is granted:
(1)to secure the compliance by the Grantor with its obligations under this document and any proprietary interests of the Secured Party under this document; and

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(2)for valuable consideration (receipt of which is acknowledged), which includes the acceptance of this document by the Secured Party at the Grantor’s request.
3.10.GST
14.1Construction
The terms 'GST', 'GST law' and other capitalised terms used but not otherwise defined in this clause 10 have the meanings given to them by the A New Tax System (Goods and Services Tax) Act 1999 (Cth) (as amended from time to time) or any replacement or other relevant Legislation and regulations, except that 'GST law' also includes any other Legislation enacted to validate, recapture or recoup tax collected as GST.
14.2Consideration GST Exclusive
Unless otherwise stated, all amounts payable by the recipient of a Supply (Recipient) to the party making the Supply (Supplier), howsoever described in this document, do not include GST.
14.3Payment of GST
If a Supply under this document is subject to GST, the Recipient must pay to the Supplier an additional amount equal to the amount payable in relation to that Supply multiplied by the prevailing GST rate.
14.4Timing of Payment
Subject to clause 10.5 the additional amount under clause 10.3 is payable:
(1)if the amount payable in relation to a Supply is payable by instalments, at the same time as the first instalment is payable or is to be provided in relation to that supply; otherwise; and
(2)at the same time as the amount payable in relation to the Supply is payable or to be provided.
14.5Tax Invoices
Any additional amount payable in accordance with clause 10.4 need not be paid until:
(1)where clause 10.6 does not apply, the Supplier provides a Tax Invoice to the Recipient; or
(2)where clause 10.6 applies, the Recipient issues a Recipient Created Tax Invoice (RCTI) to the Supplier.
14.6Recipient Created Tax Invoices
The parties agree that if an amount payable under or in connection with this document is consideration for a Taxable Supply:
(1)the recipient (Recipient) will issue a RCTI to the supplier (Supplier);
(2)the Supplier will not issue tax invoices in respect of amounts payable by the Supplier;
(3)the Supplier is registered for GST as at the date this clause 10.6 commences to apply and must notify the Recipient if it ceases to be registered;
(4)the Recipient is registered for GST as at the date this clause 10.6 commences to apply and must notify the Supplier if it ceases to be registered;

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(5)each RCTI to be issued in accordance with this clause 10.6 is a Tax Invoice belonging to the class of invoices that the Commissioner of Taxation has determined in writing may be issued by the recipient of a taxable supply; and
(6)the agreement in this clause 10.6 does not apply during any period in which the Recipient or the Supplier cease to satisfy any of the requirements under the GST Law for issuing a RCTI.
14.7Variation of amount of GST Paid
(1)If the amount of GST paid is more than is required under the GST law, then the Supplier must refund the excess amount to the Recipient. If the amount of GST paid is less than is required under the GST law, then the Recipient must pay the Supplier the difference. For the purposes of calculating further variations under this clause 10 any additional amount referred to in clause 10.3 is taken to be amended by the amount of any earlier variation made under this clause.
(2)If the amount of GST payable in relation to a supply is varied in accordance with clause 10.7(a) then the additional amount payable by the Recipient is not payable until the Supplier issues an Adjustment Note in relation to the additional amount.
14.8Reimbursement
If a party has a right under this document to be reimbursed or indemnified by another party for a cost incurred in connection with this document (Claimant), and the Claimant is entitled to an Input Tax Credit in relation to the cost (including by operation of section 153-60(1) of the GST law), then the amount taken into account for the purposes of clause 10.2 is the GST exclusive amount of the cost and, clauses 10.3, 10.4, 10.5 and 10.7 apply to the reimbursement or indemnification.
14.9GST Groups
If a party to this document is a member of a GST group, then references to GST which the party must pay, and to Input Tax Credits to which the party is entitled, include GST which the representative member of the GST group must pay, and Input Tax Credits to which the representative member is entitled.
14.10No merger
This clause 10 does not merge on the completion, rescission or other termination of this document or on the transfer of any property supplied under this document.
3.11.Moratorium legislation
The provisions of any Law existing now or in the future which operate directly or indirectly:
(1)to lessen, modify or vary in favour of a party its obligations under this document; or
(2)to delay, postpone, fetter or otherwise prevent or prejudicially affect the exercise by a party to this document of any of the Powers conferred on it, are negatived and excluded from this document to the fullest extent that each party may lawfully do so.
3.12.Notice not normally required
(1)Neither the Secured Party nor any Enforcement Administrator need give the Grantor any notice or demand or allow time to elapse before exercising a right under this document or

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conferred by Law (including a right to sell) unless the notice, demand or lapse of time is required by Law and cannot be excluded.
(2)If the Law requires that a period of notice must be given or a lapse of time must occur or be permitted before a right under this document or conferred by Law may be exercised, then:
(1)when a period of notice or lapse of time is mandatory, that period of notice must be given or that lapse of time must occur or be permitted by the Secured Party; and
(2)when the Law provides that a period of notice or lapse of time may be stipulated or fixed by this document, one day is stipulated and fixed as that period of notice or lapse of time including, if applicable, as the period of notice or lapse of time during which:
(1)a Default must continue before a notice is given or requirement otherwise made for payment of the Secured Money or the observance of other obligations under this document; and
(2)a notice or request for payment of the Secured Money or the observance of other obligations under this document must remain not complied with before the Secured Party may exercise rights.
3.13.Statutory powers and notices
15.1Exclusion of PPSA provisions
To the extent the law permits:
(1)for the purposes of sections 115(1) and 115(7) of the PPSA:
(1)the Secured Party need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4); and
(2)sections 142 and 143 are excluded;
(2)for the purposes of section 115(7) of the PPSA, the Secured Party need not comply with sections 132 and 137(3); and
(3)if the PPSA is amended after the date of this document to permit the Grantor and the Secured Party to agree to exclude other provisions of the PPSA, the Secured Party may notify the Grantor that the Secured Party need not comply with any of those provisions as notified to the Grantor by the Secured Party.
15.2Exercise of rights by Secured Party
(1)If the Secured Party exercises a right, power or remedy in connection with this document, that exercise is taken not to be an exercise of a right, power or remedy under the PPSA unless the Secured Party states otherwise at the time of exercise.
(2)This clause does not apply to a right, power or remedy which can only be exercised under the PPSA.
15.3No notice required unless mandatory
(1)To the extent the law permits, the Grantor waives:
(1)its rights to receive any notice that is required by:
(1)any provision of the PPSA (including a notice of a verification statement); or

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(2)any other law before the Secured Party or an Enforcement Administrator exercises a right, power or remedy; and
(2)any time period that must otherwise lapse under any law before the Secured Party or an Enforcement Administrator exercises a right, power or remedy.
(2)If the law which requires a period of notice or a lapse of time cannot be excluded, but the law provides that the period of notice or lapse of time may be agreed, that period or lapse is 1 day or the minimum period the law allows to be agreed (whichever is the longer).
(3)Nothing in this clause prohibits the Secured Party or an Enforcement Administrator from giving a notice under the PPSA or any other law.
3.14.Preservation of rights
16.1Preservation of the Grantor’s obligations
The Grantor’s obligations and the Secured Party’s rights under this document will not be affected by anything that, but for this clause 14.1, might abrogate, prejudice or limit them or the effectiveness of this document including:
(1)any amendment of a right or agreement (however material and whether or not more onerous) or the rescission, repudiation or other termination of any agreement;
(2)the granting of any forbearance, time or other concession to any person;
(3)an arrangement, composition or compromise with any person (including in respect of priority of interests), or absolute or partial discharge or release of any person;
(4)any transaction or agreement or any obligation being void, voidable or otherwise unenforceable or any Obligor not being obliged to comply with its obligations;
(5)the failure by any person to execute and deliver any document or to register or perfect any Security Interest;
(6)a breach of any trust or any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Grantor or any other person;
(7)the insolvency of any person; and
(8)any delay, laches, acquiescence, mistake, negligence or other act or omission of any person.
16.2Suspension of the Grantor’s rights
The Grantor:
(1)waives any right to be subrogated to or otherwise have the benefit of this document until the Secured Money has been satisfied in full and in the reasonable opinion of the Secured Party any payment towards the satisfaction of the Secured Money is not void, voidable or otherwise unenforceable or refundable; and
(2)must not exercise a right of set off or counterclaim available to it or any other person liable to the Secured Party in relation to the Secured Money that reduces or extinguishes the obligation of the Grantor to pay the Secured Money.
16.3No merger
This document is in addition to and is not in any way prejudiced by any judgment, order or other thing and the Secured Party’s rights under this document will not be merged with any judgment, order or other thing.

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3.15.Notices
Clause 12 of the Royalty Deed applies to the giving of any notice, demand, consent, approval or communication in connection with this document.
3.16.General
17.1Duty
(1)The Grantor, as between the parties, is liable for and must pay all duty (including any fine, interest or penalty except where it arises from default by the other party) on or relating to this document, any document executed under it, or any dutiable transaction evidenced or effected by it.
(2)If a party other than the Grantor pays any duty (including any fine, interest or penalty) on or relating to this document, any document executed under it, or any dutiable transaction evidenced or effected by it, the Grantor must pay that amount to the paying party on demand.
17.2Legal costs
Except as expressly stated otherwise in this document, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this document.
17.3Amendment
This document may only be varied or replaced by a document executed by the parties.
17.4Calculations and certificates
(1)In any litigation or arbitration proceedings arising out of or in connection with this document, the entries made in the accounts maintained by the Secured Party are sufficient evidence of the matters to which they relate unless the contrary is proved.
(2)Any certification or determination by the Secured Party of an exchange rate, a rate of interest or amount payable under this document is conclusive evidence in the absence of manifest error of the matters to which it relates and any certification or determination by the Secured Party of any other matter is sufficient evidence of the matters to which it relates unless the contrary is proved.
17.5Waiver and exercise of rights
(1)A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.
(2)A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.
17.6Rights cumulative
Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

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17.7Consents
Except as expressly stated otherwise in this document, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.
17.8Further steps
(1)Each party must promptly do whatever any other party reasonably requires of it to give effect to this document and any other documents entered into under or in connection with it and to perform its obligations under those documents.
(2)Without limiting clause 16.8(a), the Grantor must, at its own cost, from time to time promptly do, or cause to be done, anything reasonably requested by the Secured Party:
(1)to ensure this document and each Security Interest created under it is fully effective, enforceable and perfected with the stated priority;
(2)for more satisfactorily assuring or securing to the Secured Party the Secured Property in a manner consistent with this document and the Royalty Deed;
(3)reserve or create any type of Security Interest over any part of the Secured Property in a manner not inconsistent with this document with any additional terms reasonably required by the Secured Party having regard to the nature of that part of the Secured Property and the type of additional Security Interest being created;
(4)stamp, protect, perfect, record, or better secure the position of the Secured Party under this document in any applicable jurisdiction;
(5)overcome any defect or adverse effect arising from the PPSA; or
(6)for aiding in the execution or exercise of any Power,
including, without limitation:
(7)obtaining any consent, authorisation, approval or exemption from any Governmental Authority;
(8)completing and executing any document or agreement;
(9)supplying information;
(10)delivering documents or evidence of title and executed blank transfers not inconsistent with this document; and
(11)giving possession or control with respect to any Secured Property.
17.9Waiver of immunity
The Grantor irrevocably and unconditionally:
(1)agrees not to claim any immunity from proceedings brought by the Secured Party against the Grantor in relation to this document and to ensure that no such claim is made on the Grantor’s behalf;
(2)consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(3)waives all rights of immunity in respect of the Grantor or the Grantor’s assets.
17.10Partial invalidity
If, at any time, any provision of this document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the

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remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
17.11Governing law and jurisdiction
(1)This document is governed by and is to be construed in accordance with the laws applicable in Queensland.
(2)Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Queensland and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.
17.12Counterparts
This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.
17.13Entire understanding
(1)This document contains the entire understanding between the parties as to the subject matter of this document.
(2)All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are merged in and superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.
17.14Relationship of parties
This document is not intended to create a partnership, joint venture or agency relationship between the parties.
17.15Electronic execution
(1)This document may be executed in any number of counterparts or copies, each of which may be executed by physical signature in wet ink or electronically (whether in whole or part). A party who has executed a counterpart of this document may exchange it with another party (the Recipient) by:
(1)emailing a copy of the executed counterpart to the Recipient; or
(2)utilising an electronic platform (including DocuSign) to circulate the executed counterpart, and will be taken to have adequately identified themselves by so emailing the copy to the Recipient or utilising the electronic platform.
(2)Each party consents to signatories and parties executing this document by electronic means and to identifying themselves in the manner specified in this clause.
(3)Each counterpart constitutes an original (whether kept in electronic or paper form), all of which together constitute one instrument as if the signatures (or other execution markings) on the counterparts or copies were on a single physical copy of this document in paper form. Without limiting the foregoing, if any of the signatures or other markings on behalf of one party are on different counterparts or copies of this document, this shall be taken to be, and have the same effect as, signatures on the same counterpart and on a single copy of this document.

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Signing page
EXECUTED as a deed.
Each signatory executing this document (electronically or otherwise) intends by that execution to be bound by this document, and where the signatory has signed as an officer or attorney of a party, for that party to be bound by this document. Each attorney executing this document under a power of attorney certifies, by that execution, that the attorney has no notice of the revocation of the power of attorney.

Executed by Stanmore SMC Pty Ltd ACN 009 713 875 in accordance with Section 127 of the Corporations Act 2001

Signature of director	Signature of director/company secretary

Name of director (print)	Name of director/company secretary (print)

Executed by Peabody (Bowen) Pty Ltd ACN 010 879 526 in accordance with Section 127 of the Corporations Act 2001

Signature of director	Signature of director/company secretary

Name of director (print)	Name of director/company secretary (print)

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Schedule 4 – Principles for ML 1790 Gas Rights
[***]

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Schedule 5 – Principles for Infrastructure Access Agreement
[***]

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Schedule 6– Contracts

Name	Asset (clause 10.1)	Partial Asset (clause 10.2)
ML 70495 Wards Well Southeast Isaac Regional Council (prev ML70443) Compensation	Contract – full novation
JIMP ARROW & BMC ML 70443 & ATP 1103 FINAL July 2017		Partial assignment / novation
JIMP ARROW & BMC ML 70495 & ATP 1103 FINAL July 2017	Contract – full novation

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Signing page

EXECUTED as an agreement.

Executed by Stanmore SMC Pty Ltd (ACN 009 713 875) in accordance with section 127 of the Corporations Act 2001 (Cth)

/s/ Damian Zage	/s/ Leandro Pires
Signature of director	Signature of director/company secretary (Please delete as applicable)
Damian Zagel	Leandro Pires
Name of director (print)	Name of director/company secretary (print)

Executed by Peabody (Bowen) Pty Ltd (ACN 096 909 410) in accordance with section 127 of the Corporations Act 2001 (Cth)

/s/ Michael James Carter	/s/ Miguel Eduardo Madrigal Lazano
Signature of director	Signature of director/company secretary (Please delete as applicable)
Michael James Carter	Miguel Eduardo Madrigal Lazano
Name of director (print)	Name of director/company secretary (print)

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